MASTER ASSET PURCHASE AGREEMENT


                  Dated as of  January 15, 1996


                           By and Among


                POWER CONTROL TECHNOLOGIES, INC.,


                     PNEUMO ABEX CORPORATION


                               and


                   PARKER HANNIFIN CORPORATION




                     TABLE OF CONTENTS


ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . .  12
  ASSETS TO BE PURCHASED AND SOLD. . . . . . .  . . . . . .  12
    Section 1.1  Structure of Transaction . . . . . . . . .  12
    Section 1.2  Seller's Assets  . . . . . . . . . . . . .  13
      (a)  Acquired Assets. . . . . . . . . . . . . . . . .  13
          (i)  Acquired Facilities. . . . . . . . . . . . .  14
         (ii)  Tangible Personal Property . . . . . . . . .  14
        (iii)  Inventories. . . . . . . . . . . . . . . . .  14
         (iv)  Contracts. . . . . . . . . . . . . . . . . .  15
          (v)  Accounts and Notes Receivable. . . . . . . .  15
         (vi)  Cash . . . . . . . . . . . . . . . . . . . .  15
        (vii)  Intangible Acquired Assets . . . . . . . . .  15
       (viii)  Permits, Licenses, Registrations, Etc. . . .  16
         (ix)  Books and Records. . . . . . . . . . . . . .  16
          (x)  Security Deposits and Prepaid Expenses
                 and Third Party Claims . . . . . . . . . .  16
         (xi)  Causes of Action . . . . . . . . . . . . . .  16
        (xii)  Indemnification Rights . . . . . . . . . . .  16
       (xiii)  Other Balance Sheet Assets . . . . . . . . .  17

      (b)  Retained Assets . . . . . .  . . . . . . . . . .  17
          (i)  Books and Records . . .  . . . . . . . . . .  17
         (ii)  Tax Refunds. . . . . . . . . . . . . . . . .  17
        (iii)  Retained Intellectual Property. . . . . . .   17
         (iv)  Insurance. . . . . . . . . . . . . . . . . .  17
          (v)  Causes of Action . . . . . . . . . . . . . .  17
         (vi)  Certain Agreements . . . . . . . . . . . . .  18
        (vii)  Retained Subsidiaries. . . . . . . . . . . .  18
       (viii)  Other Retained Assets. . . . . . . . . . . .  18
         (ix)  Benefit Plans. . . . . . . . . . . . . . . .  18

      (c)  Acquired Stock . . . . . . . . . . . . . . . . .  18

    Section 1.3  Seller's Liabilities . . . . . . . . . . .  18
      (a) Assumed Liabilities . . . . . . . . . . . . . . .  18
      (b) Liabilities Not Assumed . . . . . . . . . . . . .  21


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ARTICLE II. . . . . . . . . . . . . . . . . . . . . . . . .  24
  CLOSING AND CLOSING DATE; PURCHASE PRICE. . . . . . . . .  24
    Section 2.1  The Closing. . . . . . . . . . . . . . . .  24
      (a) Closing Date  . . . . . . . . . . . . . . . . . .  24
      (b) Closing Documents . . . . . . . . . . . . . . . .  24
         (i)  Seller's Documents. . . . . . . . . . . . . .  24
        (ii)  Purchaser's Documents . . . . . . . . . . . .  25
    Section 2.2   Payments at the Closing . . . . . . . . .  26
      (a) Cash Purchase Price . . . . . . . . . . . . . . .  26
      (b) Assumed Liabilities . . . . . . . . . . . . . . .  26
    Section 2.3.  Post-Closing Adjustment . . . . . . . . .  26

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . .  28
  REPRESENTATIONS AND WARRANTIES OF THE SELLER. . . . . . .  28
    Section 3.1   Organization; Subsidiaries. . . . . . . .  28
    Section 3.2.  Authority . . . . . . . . . . . . . . . .  29
    Section 3.3   Consents and Approvals; No Violations . .  30
    Section 3.4   SEC Reports and Financial Statements. . .  31
    Section 3.5   Corporate Organization. . . . . . . . . .  32
    Section 3.6   Seller Balance Sheet. . . . . . . . . . .  32
    Section 3.7   Title to Acquired Assets. . . . . . . . .  32
    Section 3.8   Litigation. . . . . . . . . . . . . . . .  33
    Section 3.9   Employee Benefits . . . . . . . . . . . .  33
    Section 3.10  Absence of Undisclosed Liabilities. . . .  36
    Section 3.11  Absence of Certain Changes or Events. . .  36
    Section 3.12  No Violation of Law . . . . . . . . . . .  37
    Section 3.13  Taxes . . . . . . . . . . . . . . . . . .  37
    Section 3.14  Labor Controversies . . . . . . . . . . .  39
    Section 3.15  Licenses. . . . . . . . . . . . . . . . .  40
    Section 3.16  Acquired Intellectual Property. . . . . .  40
    Section 3.17  Material Contracts. . . . . . . . . . . .  42
    Section 3.18  Insurance . . . . . . . . . . . . . . . .  43
    Section 3.19  Environmental Matters . . . . . . . . . .  43
    Section 3.20  Intentionally Omitted . . . . . . . . . .  45
    Section 3.21  Backlog . . . . . . . . . . . . . . . . .  45
    Section 3.22  Inventory; Accounts Receivable. . . . . .  45
    Section 3.23  Personal Property . . . . . . . . . . . .  45
    Section 3.24  Sales Volume; Adverse Trends. . . . . . .  45
    Section 3.25  Absence of Certain Business Practices . .  46

                                       ii
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    Section 3.26  Government Contract Rights. . . . . . . .  46
    Section 3.27  Asbestos Matters. . . . . . . . . . . . .  47
ARTICLE IV. . . . . . . . . . . . . . . . . . . . . . . . .  48
  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . .  48
    Section 4.1  Organization . . . . . . . . . . . . . . .  48
    Section 4.2   Authority . . . . . . . . . . . . . . . .  48
    Section 4.3   Consents and Approvals; No Violations . .  49
    Section 4.4   Funds Available for Purchase Price. . . .  50

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . .  49
  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .  49
    Section 5.1  Conduct of the Aerospace Business. . . . .  49
      (a) Ordinary Course . . . . . . . . . . . . . . . . .  50
      (b) Governing Documents . . . . . . . . . . . . . . .  50
      (c) No Acquisitions; Material Commitments . . . . . .  50
      (d) No Dispositions . . . . . . . . . . . . . . . . .  50
      (e) Indebtedness. . . . . . . . . . . . . . . . . . .  50
      (f) Changes to Benefit Plans. . . . . . . . . . . . .  51
      (g) Accounting Policies and Procedures. . . . . . . .  51
      (h) Contracts . . . . . . . . . . . . . . . . . . . .  51
      (i) Other Actions . . . . . . . . . . . . . . . . . .  51
    Section 5.2  Covenants of the Parties . . . . . . . . .  52

ARTICLE VI. . . . . . . . . . . . . . . . . . . . . . . . .  53
  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . .  53
    Section 6.1  Reasonable Efforts . . . . . . . . . . . .  53
    Section 6.2  Access to Information. . . . . . . . . . .  54
    Section 6.3  Further Assurances; Subsequent Transfer. .  54
    Section 6.4  Stockholders' Meeting; Fiduciary Duties;
                   Nonsolicitation. . . . . . . . . . . . .  56
    Section 6.5  Acquired Intellectual Property . . . . . .  57
      (a) Use of Names. . . . . . . . . . . . . . . . . . .  57
      (b) Assignments of Acquired Intellectual Property . .  57
    Section 6.6. Employee Matters;Employee Benefit Plans. .  58
    Section 6.7  Fees and Expenses. . . . . . . . . . . . .  61
    Section 6.8  Cash Collections and Disbursements . . . .  61
    Section 6.9  Insurance. . . . . . . . . . . . . . . . .  62
    Section 6.10 Purchase Price Allocation for Tax
                   Purposes . . . . . . . . . . . . . . . .  62
    Section 6.11 Guaranties; Letters of Credit. . . . . . .  63

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    Section 6.12 Disclosure Schedule Updates. . . . . . . .  63
    Section 6.13 Tax Returns. . . . . . . . . . . . . . . .  63
    Section 6.14 Cooperation. . . . . . . . . . . . . . . .  64
    Section 6.15 W-2 Preparation. . . . . . . . . . . . . .  64
    Section 6.16 Books and Records; Personnel . . . . . . .  64
    Section 6.17 Certain Tax Elections. . . . . . . . . . .  65
    Section 6.18 Real Estate Matters. . . . . . . . . . . .  65
    Section 6.19 Non-competition. . . . . . . . . . . . . .  66
    Section 6.20 Certain Other Matters. . . . . . . . . . .  67
    Section 6.21 Customer Warranty Claims . . . . . . . . .  68
    Section 6.22 Assignment and License of Additional
                   Intellectual Property. . . . . . . . . .  68
                (a) Assignment. . . . . . . . . . . . . . .  68
                (b) License . . . . . . . . . . . . . . . .  69

ARTICLE VII. . . . . . . . . . . .  . . . . . . . . . . . .  69
                            INDEMNIFICATION . . . . . . . .  69
           Section 7.1   Certain Definitions. . . . . . . .  69
                (a) Losses. . . . . . . . . . . . . . . . .  69
                (b) Third-Party Claims. . . . . . . . . . .  70
                (c) Indemnitee. . . . . . . . . . . . . . .  70
                (d) Indemnitor. . . . . . . . . . . . . . .  70
                (e) Notice Period . . . . . . . . . . . . .  70
                (f) Claim Notice. . . . . . . . . . . . . .  71
           Section 7.2   Indemnity by the Seller and
                         the Parent . . . . . . . . . . . .  71
                (a) Retained Liabilities. . . . . . . . . .  71
                (b) Third-Party Claims. . . . . . . . . . .  71
                (c) Breach of Representation, Warranty, Etc  71
           Section 7.3   Indemnity by the Purchaser . . . .  72
               (a)  Assumed Liabilities . . . . . . . . . .  72
               (b)  Third-Party Claims. . . . . . . . . . .  72
               (c)  Breach of Representation, Warranty, Etc  72
               (d)  Welfare Plans . . . . . . . . . . . . .  73
           Section 7.4   Notification of Third-Party Claims  73
               (a)  Timely Delivery of Claim Notice . . . .  73
               (b)  Late Delivery of Claim Notice . . . . .  73
           Section 7.5   Defense of Claims. . . . . . . . .  74
           Section 7.6   Access and Cooperation . . . . . .  75
           Section 7.7   Assessment of Claims . . . . . . .  75

                                      iv
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           Section 7.8   Limits on Indemnification. . . . .  75
               (a)  Limitations on the Seller's Environmental
                    Indemnification . . . . . . . . . . . .  75
               (b)  Indemnity Basket. . . . . . . . . . . .  76
               (c)  Limit of Liability. . . . . . . . . . .  77
           Section 7.9   Survival of Representations
                         and Warranties . . . . . . . . . .  77
           Section 7.10  Environmental Cleanup Claims
                         Handling . . . . . . . . . . . . .  77

                             ARTICLE VIII . . . . . . . . .  81
                              CONDITIONS. . . . . . . . . .  81
           Section 8.1   Conditions to Each Party's
                         Obligation to Close. . . . . . . .  81
               (a)  Stockholder Approval. . . . . . . . . .  81
               (b)  HSR and German Cartel Approval. . . . .  81
               (c)  Other Approvals . . . . . . . . . . . .  81
               (d)  No Injunctions or Restraints. . . . . .  81
               (e)  No Action . . . . . . . . . . . . . . .  82
               (f)  Closing Under German and Japanese
                    Stock Purchase Agreements . . . . . . .  A2
           Section 8.2   Conditions of Obligations of
                         the Purchaser. . . . . . . . . . .  82
               (a)  Representations and Warranties. . . . .  82
               (b)  Performance of Obligations of the Seller 82
               (c)  Required Assurances . . . . . . . . . .  82
               (d)  Seller Documents. . . . . . . . . . . .  83
           Section 8.3   Conditions of Obligations of
                         the Seller . . . . . . . . . . . .  83
               (a)  Representations and Warranties. . . . .  83
               (b)  Performance of Obligations of the
                    Purchaser . . . . . . . . . . . . . . .  83
               (c)  Purchaser Documents . . . . . . . . . .  83
           Section 8.4   If Conditions Not Satisfied. . . .  83

                              ARTICLE IX. . . . . . . . . .  84
                       TERMINATION AND AMENDMENT. . . . . .  84
           Section 9.1   Termination. . . . . . . . . . . .  84
           Section 9.2   Effect of Termination. . . . . . .  85
           Section 9.3   Termination Fee. . . . . . . . . .  85

                               ARTICLE X. . . . . . . . . .  85
                             MISCELLANEOUS. . . . . . . . .  85
           Section 10.1  Amendment. . . . . . . . . . . . .  85
           Section 10.2  Extension; Waiver. . . . . . . . .  85
           Section 10.3  Notices. . . . . . . . . . . . . .  85

                                       v
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           Section 10.4  Interpretation . . . . . . . . . .  86
           Section 10.5  Counterparts . . . . . . . . . . .  87
           Section 10.6  Entire Agreement; No Third Party
                         Beneficiaries. . . . . . . . . . .  87
           Section 10.7  Governing Law. . . . . . . . . . .  87
           Section 10.8  Specific Performance . . . . . . .  87
           Section 10.9  Broker's Fees. . . . . . . . . . .  87
           Section 10.10  Publicity . . . . . . . . . . . .  87
           Section 10.11  Bulk Sales Law. . . . . . . . . .  88
           Section 10.12  Assignment. . . . . . . . . . . .  88
           Section 10.13  Parent Obligation . . . . . . . .  88

 EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . .  90
     (Exhibits have been omitted from the EDGAR filing)
                                      vi
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                       GLOSSARY OF DEFINED TERMS

Abex Aerohydraul. . . . . . . . . . . . . . . . . . . . . .  13
Abex Industries . . . . . . . . . . . . . . . . . . . . . .  13
Abex Japan. . . . . . . . . . . . . . . . . . . . . . . . .  13
Acquired Assets . . . . . . . . . . . . . . . . . . . . . .  12
Acquired Facilities . . . . . . . . . . . . . . . . . . . .  14
Acquired Intellectual Property. . . . . . . . . . . . . . .  15
Acquired Stock. . . . . . . . . . . . . . . . . . . . . . .  18
Active Aerospace Business Employees . . . . . . . . . . . .  19
Active and Former Aerospace Business Employees. . . . . . .  19
Aerospace Business. . . . . . . . . . . . . . . . . . . . .  12
Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  12
Assets and Liabilities. . . . . . . . . . . . . . . . . . .  59
Assumed Liabilities . . . . . . . . . . . . . . . . . . . .  18
Base Net Worth. . . . . . . . . . . . . . . . . . . . . . .  26
Bill of Sale. . . . . . . . . . . . . . . . . . . . . . . .  25
Camarillo Facility. . . . . . . . . . . . . . . . . . . . .  13
Claim Notice. . . . . . . . . . . . . . . . . . . . . . . .  71
Cleanup . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Closing . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Closing Balance Sheet . . . . . . . . . . . . . . . . . . .  26
Closing Date. . . . . . . . . . . . . . . . . . . . . . . .  24
Closing Net Worth . . . . . . . . . . . . . . . . . . . . .  28
Code. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Compensation and Benefit Plans. . . . . . . . . . . . . . .  34
Competing Transaction . . . . . . . . . . . . . . . . . . .  57
Complete Registrations. . . . . . . . . . . . . . . . . . .  69
Confidential Information. . . . . . . . . . . . . . . . . .  64
Confidentiality Agreement . . . . . . . . . . . . . . . . .  54
Contract. . . . . . . . . . . . . . . . . . . . . . . . . .  31
Contracting Subsidiary. . . . . . . . . . . . . . . . . . .  29
Conveyancing Agreements . . . . . . . . . . . . . . . . . .  25
Copyrights. . . . . . . . . . . . . . . . . . . . . . . . .  15
Corporate Name. . . . . . . . . . . . . . . . . . . . . . .  15
Covered Acquired Intellectual Property. . . . . . . . . . .  39

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Current Environmental Laws. . . . . . . . . . . . . . . . .  75
Deeds . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
DGCL. . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Divested Businesses . . . . . . . . . . . . . . . . . . . .  31
Environmental Assessments . . . . . . . . . . . . . . . . .  44
Environmental Cleanup Claims. . . . . . . . . . . . . . . .  77
 Environmental Laws . . . . . . . . . . . . . . . . . . . .  44
Environmental Liabilities . . . . . . . . . . . . . . . . .  21
Environmental Notice. . . . . . . . . . . . . . . . . . . .  67
Environmental Notice Period . . . . . . . . . . . . . . . .  67
Environmental Reports . . . . . . . . . . . . . . . . . . .  44
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . .  34
Exchange Act. . . . . . . . . . . . . . . . . . . . . . . .  30
Final Balance Sheet . . . . . . . . . . . . . . . . . . . .  27
Final Purchase Price. . . . . . . . . . . . . . . . . . . .  28
Former Aerospace Business Employees . . . . . . . . . . . .  19
Frozen Retirement Income Plan . . . . . . . . . . . . . . .  56
German Stock Purchase Agreement . . . . . . . . . . . . . .  13
Government Contracts. . . . . . . . . . . . . . . . . . . .  31
Governmental Entity . . . . . . . . . . . . . . . . . . . .  30
Guaranties. . . . . . . . . . . . . . . . . . . . . . . . .  20
Hazardous Substances. . . . . . . . . . . . . . . . . . . .  44
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Income Taxes. . . . . . . . . . . . . . . . . . . . . . . .  38
Indemnification Cap . . . . . . . . . . . . . . . . . . . .  77
Indemnification Period. . . . . . . . . . . . . . . . . . .  77
Indemnitee. . . . . . . . . . . . . . . . . . . . . . . . .  70
Indemnitor. . . . . . . . . . . . . . . . . . . . . . . . .  70
Independent Accounting Firm . . . . . . . . . . . . . . . .  27
Intellectual Property Assignments . . . . . . . . . . . . .  24
Japanese Stock Purchase Agreement . . . . . . . . . . . . .  13
Lease Documents . . . . . . . . . . . . . . . . . . . . . .  25
Licenses. . . . . . . . . . . . . . . . . . . . . . . . . .  40
Licensed Marks. . . . . . . . . . . . . . . . . . . . . . .  69
Licensed Products . . . . . . . . . . . . . . . . . . . . .  69
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Losses. . . . . . . . . . . . . . . . . . . . . . . . . . .  69
Material adverse effect on the Purchaser. . . . . . . . . .  47

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Material adverse effect on the Aerospace Business . . . . .  29
MCG . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Most Recent Net Worth . . . . . . . . . . . . . . . . . . .  26
Net Pension Asset . . . . . . . . . . . . . . . . . . . . .  59
Net Worth . . . . . . . . . . . . . . . . . . . . . . . . .  26
Notice Period . . . . . . . . . . . . . . . . . . . . . . .  70
NWL Retirement Income Plan. . . . . . . . . . . . . . . . .  59
Off-Site Environmental Liabilities. . . . . . . . . . . . .  21
Parent. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Parent Financial Statements . . . . . . . . . . . . . . . .  31
Parent SEC Documents. . . . . . . . . . . . . . . . . . . .  31
Parker GMBH . . . . . . . . . . . . . . . . . . . . . . . .  13
Parker Intangibles. . . . . . . . . . . . . . . . . . . . .  13
Parker Japan. . . . . . . . . . . . . . . . . . . . . . . .  13
Patents . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Pension Plan. . . . . . . . . . . . . . . . . . . . . . . .  34
Permitted Liens . . . . . . . . . . . . . . . . . . . . . .  33
Pneumo Abex Retirement Income Plan. . . . . . . . . . . . .  58
Post-Closing Environmental Conditions . . . . . . . . . . .  44
Pre-Closing Environmental Conditions. . . . . . . . . . . .  44
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . .  12
Purchaser Disclosure Schedule . . . . . . . . . . . . . . .  49
Purchaser Documents . . . . . . . . . . . . . . . . . . . .  25
Purchaser Indemnified Parties . . . . . . . . . . . . . . .  71
Purchaser's Savings Plan. . . . . . . . . . . . . . . . . .  60
Recommendation. . . . . . . . . . . . . . . . . . . . . . .  56
Related to the Aerospace Business . . . . . . . . . . . . .  14
Release. .. . . . . . . . . . . . . . . . . . . . . . . . .  45
Responsible Authorities . . . . . . . . . . . . . . . . . .  45
Retained Agreements . . . . . . . . . . . . . . . . . . . .  18
Retained Assets . . . . . . . . . . . . . . . . . . . . . .  17
Retained Intellectual Property. . . . . . . . . . . . . . .  15
Retained Liabilities. . . . . . . . . . . . . . . . . . . .  21
Retained Subsidiaries . . . . . . . . . . . . . . . . . . .  17
Retired Employees . . . . . . . . . . . . . . . . . . . . .  60
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Securities Act. . . . . . . . . . . . . . . . . . . . . . .  31
Seller. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Seller Balance Sheet. . . . . . . . . . . . . . . . . . . .  17

Seller Disclosure Schedule. . . . . . . . . . . . . . . . .  14
Seller Documents. . . . . . . . . . . . . . . . . . . . . .  24
Seller Indemnified Parties. . . . . . . . . . . . . . . . .  72
Seller's knowledge. . . . . . . . . . . . . . . . . . . . .  28
Service . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Settlement Agreement. . . . . . . . . . . . . . . . . . . .  67
Stockholders' Meeting . . . . . . . . . . . . . . . . . . .  56
Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . .  29
Tax Return. . . . . . . . . . . . . . . . . . . . . . . . .  38
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Third-Party Claims. . . . . . . . . . . . . . . . . . . . .  70
Title Commitments . . . . . . . . . . . . . . . . . . . . .  65
Title Company . . . . . . . . . . . . . . . . . . . . . . .  65
Title Exceptions. . . . . . . . . . . . . . . . . . . . . .  65
Top Hat Plan. . . . . . . . . . . . . . . . . . . . . . . .  22
Trademarks. . . . . . . . . . . . . . . . . . . . . . . . .  16
Transferred Subsidiaries. . . . . . . . . . . . . . . . . .  18
U.S. Transferred Employees. . . . . . . . . . . . . . . . .  56
Vested/Retired Employees. . . . . . . . . . . . . . . . . .  58
Wagner. . . . . . . . . . . . . . . . . . . . . . . . . . .  68
Wagner Agreement. . . . . . . . . . . . . . . . . . . . . .  68
Wagner License. . . . . . . . . . . . . . . . . . . . . . .  69
Wagner License. . . . . . . . . . . . . . . . . . . . . . .  69
Whitman Agreements. . . . . . . . . . . . . . . . . . . . .  67
Whitman Stock Purchase Agreement. . . . . . . . . . . . . .  67

                 MASTER ASSET PURCHASE AGREEMENT


     MASTER ASSET PURCHASE AGREEMENT, dated as of January 15, 1996 (this "Agreement"), by and among Power Control Technologies Inc., a Delaware corporation (the "Parent"), Pneumo Abex Corporation, a Delaware corporation (the "Seller"), and Parker Hannifin Corporation, an Ohio corporation (the "Purchaser").

     WHEREAS, the Purchaser and the Purchaser's Subsidiaries (as defined in Section 3.1(c)) desire to acquire all of the assets, properties and rights of every and all types whatsoever, whether real or personal, tangible or intangible, of the Parent and the Seller and their Subsidiaries used in, arising from or related to the design, manufacture and marketing of components, subsystems and specialty materials for the commercial aerospace, military aerospace, defense, turbine and racing car markets in the United States and abroad (the "Aerospace Business") (all such assets other than the Retained Assets (as defined in Section 1.2(b)) being referred to as the "Acquired Assets"), and to assume the Assumed Liabilities (as defined in
Section 1.3(b)); and
     WHEREAS, the Boards of Directors of each of the Parent, the Seller and the Purchaser deem the acquisition of the Acquired Assets and the assumption of the Assumed Liabilities by the Purchaser, subject to the terms, conditions and provisions hereinafter set forth, advisable and in the best interests of their respective stockholders and have authorized and approved by all requisite action this Agreement and the transactions provided for herein;

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:


                             ARTICLE I

                  ASSETS TO BE PURCHASED AND SOLD

           Section 1.1 Structure of Transaction. The purpose of this Agreement is to set forth the basic framework and structure pursuant to which the Purchaser and the Purchaser's Subsidiaries will acquire the Aerospace Business. The parties acknowledge that the Purchaser is acquiring the assets and assuming the liabilities of the Aerospace Business only and that the Purchaser shall not be deemed to have any successor liability with respect to any other products manufactured or sold, or operations conducted, by any other businesses of the Seller, its predecessors, parents, subsidiaries or affiliates, including without limitation, the manufacture or sale of any asbestos-containing products.

          The Aerospace Business includes all assets at the following locations, all of which are owned or leased by the Seller or one of its wholly-owned Subsidiaries: Kalamazoo, Michigan; Beaufort, South Carolina; Dublin, Georgia; Camarillo, California (the "Camarillo Facility"); Mainz-Kastel, Germany; and Yokohama, Japan. The Purchaser, through its direct or indirect wholly-owned subsidiaries, shall acquire the Aerospace Business as follows:

               (a) Parker Hannifin GmbH ("Parker GmbH"), an indirect, wholly- owned affiliate of the Purchaser, will acquire all of the stock of the Seller's direct wholly-owned German subsidiary, Abex Industries Beteiligungs GmbH ("Abex Industries"), and all of the stock which the Seller owns in its indirect wholly-owned German subsidiary, Abex GmbH Aerohydraul ("Abex Aerohydraul"), from the Seller pursuant to the terms of the agreement to be entered into between Parker GmbH and the Seller in the form attached hereto as Exhibit A (the "German Stock Purchase Agreement");

               (b) Parker Hannifin Japan, Ltd. ("Parker Japan"), a wholly-owned subsidiary of the Purchaser, will acquire the stock of the Seller's Japanese subsidiary, Abex Japan Ltd. ("Abex Japan"), pursuant to the terms of the agreement to be entered into between Parker Japan and the Seller in the form attached hereto as Exhibit B (the "Japanese Stock Purchase Agreement");

               (c) Parker Intangibles Inc. ("Parker Intangibles"), a wholly-owned subsidiary of the Purchaser, will purchase certain patents and trademarks of the Aerospace Business in accordance with this Agreement; and

               (d) the Purchaser will purchase other assets of the Aerospace Business and assume certain liabilities of the Aerospace Business from the Seller in accordance with this Agreement.

           Section 1.2   Seller's Assets.

                (a) Acquired Assets. On the Closing Date (as defined in Section 2.1(a)) and subject to the terms and conditions of this Agreement, the Seller and its Subsidiaries shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser and Parker Intangibles, and the Purchaser and Parker Intangibles shall purchase, pay for and accept from the Seller and its Subsidiaries all of the right, title and interest of the Seller and its Subsidiaries in all of the Acquired Assets held by the Seller or its Subsidiaries as of the Closing Date (provided, however, that for the purposes of this Section 1.2(a) the Acquired Assets shall not be deemed to include the assets of the Transferred Subsidiaries (as defined in Section 1.2(c))), free and clear of all mortgages, liens, security interests or encumbrances other than the Assumed Liabilities and Permitted Liens (as defined in Section 3.7(c)), including, without limitation, the following assets, properties and rights, other than the Retained Assets (as defined in Section
     1.2(b)):

                (i) Acquired Facilities. All of the owned facilities Related to the Aerospace Business (as defined below), owned by the Seller, all of which are identified in Section 1.2(a)(i) of the disclosure schedule delivered by the Seller to the Purchaser on the date hereof (the "Seller Disclosure Schedule") (collectively, the "Acquired Facilities"), including, without limitation, the following:

                    (A)  all real estate upon which the
               Acquired Facilities are situated;

                    (B)  any and all presently existing
               easements or licenses necessary in connection with the use of, or in order to maintain free access to, the Acquired Facilities, except for those easements or licenses identified in Section 1.2(a)(i) of the Seller Disclosure Schedule which cannot be assigned by the Seller or its Subsidiaries;

                    (C)  all improvements constituting a part
               of the Acquired Facilities; and

                    (D)  all of the fixed plant, machinery and
               equipment and all other fixtures and fittings owned by the Seller or any of its Subsidiaries on the Closing Date and used in connection with any of the Acquired Facilities in, arising from or related to the Aerospace Business ("Related to the Aerospace Business") .

                (ii) Tangible Personal Property. All moveable plant, machinery, equipment, computer hardware, furniture, fixtures, fittings, automobiles, trucks, tools and supplies, leasehold improvements, and other tangible personal property owned by the Seller or any of its Subsidiaries and, in each case, Related to the Aerospace Business.

                (iii) Inventories. All inventories of finished goods, work in progress, raw materials, packaging, service parts and supplies of the Seller or any of its Subsidiaries Related to the Aerospace Business, whether or not recorded on the Seller Balance Sheet (as defined in Section 1.2
          (a)(xiii)), and wherever located at the Closing Date.

                (iv) Contracts. All Contracts (as defined in Section 3.3) and contract rights of the Seller or any of its Subsidiaries Related to the Aerospace Business, including, without limitation, all Contracts set forth in Section 3.17 of the Seller Disclosure Schedule.

                (v) Accounts and Notes Receivable. All accounts and notes receivable of the Seller or any of its Subsidiaries Related to the Aerospace Business.

                (vi) Cash. All cash and marketable securities of the Seller or any of its Subsidiaries Related to the Aerospace Business.

                (vii) Intangible Acquired Assets. All goodwill and other intangible assets owned by the Seller or any of its Subsidiaries Related to the Aerospace Business, excluding the Pneumo Abex name (the "Corporate Name") and the registrations for the Abex trademark or trade name set forth in Section 1.2(a)(vii) of the Seller Disclosure Schedule (together with the Corporate Name, the "Retained Intellectual Property") and subject to the existing licenses set forth in Section 3.17(i) of the Seller Disclosure Schedule, including, without limitation, the following intangible assets of an intellectual property nature Related to the Aerospace Business (collectively, but exclusive of the Retained Intellectual Property, the "Acquired Intellectual Property"):

                    (A)  all know-how, confidential or
               proprietary technical information, trade secrets, designs, processes, computer software and data bases originating with the Seller or any of its Subsidiaries or as a "work for hire" created for the Seller or any of its Subsidiaries, research in progress, inventions and invention disclosures (whether patentable or unpatentable) and drawings, schematics, blueprints, flow sheets, designs and models, of any nature whatsoever;

                    (B)  all copyrights, copyright
               registrations and copyright applications (the
               "Copyrights");

                    (C)  all patents, patent applications,
               patents pending, patent disclosures on inventions and all patents issued upon said patent applications or based upon such disclosures but excluding the Retained Intellectual Property (the "Patents"); and

                    (D)  all registered and unregistered trade
               names, trademarks, service marks, part number designations, trade dress, logos and slogans, together with all registrations and recordings and all applications for registration therefor and all goodwill relating to all of the foregoing but excluding the Retained Intellectual Property (the "Trademarks").

                (viii) Permits, Licenses, Registrations, Etc. To the extent assignable, all consents, permits, licenses, orders, registrations, franchises, certificates, approvals or other similar rights from any federal, state or local regulatory agencies Related to the Aerospace Business, including, without limitation, the Licenses (as defined in Section 3.15).

                (ix) Books and Records. All books and records of the Seller and its Subsidiaries Related to the Aerospace Business, including, without limitation, financial records, customer lists, payment histories, sales and other records, promotional material, operating manuals and guidelines, software manuals and documentation, files, documents, papers, data stored in electronic, optical or magnetic form, agreements, books of account, Contracts, correspondence, plats, plans and drawings and specifications.

                (x) Security Deposits and Prepaid Expenses and Third Party Claims. All security deposits and prepaid expenses and other prepaid items made by the Seller or any of its Subsidiaries Related to the Aerospace Business.

                (xi) Causes of Action. Subject to Section 1.2(b) (v), all rights to causes of action, lawsuits, judgments, rights of recovery, warranties, guarantees, refunds, settlements, claims and demands of any nature available to or being pursued by the Seller or any of its Subsidiaries to the extent relating to any Assumed Liabilities (except to the extent the Purchaser has previously received indemnity payments from the Seller with respect thereto) or any Acquired Assets or otherwise Related to the Aerospace Business, whether arising by way of counterclaim or otherwise, including rights to recoveries under insurance policies with respect to insured liabilities that arise from or relate to the Acquired Assets or that are otherwise Related to the Aerospace Business, except, in all cases, to the extent relating to the Retained Assets or the Retained Liabilities.

                (xii) Indemnification Rights. Subject to Sections 1.2(b)(vi) and 6.3, all warranties, indemnities and similar rights in favor of the Seller or any of its Subsidiaries to the extent relating to any Assumed Liabilities (except to the extent the Purchaser has been indemnified by the Seller with respect thereto), any Acquired Assets or otherwise Related to the Aerospace Business, whether such rights arise prior to or after the Closing Date, except, in all cases, to the extent relating to the Retained Assets or the Retained Liabilities.

                (xiii) Other Balance Sheet Assets. All assets of the Seller or any of its Subsidiaries which are reflected or of a type included on the balance sheet of the Seller as of September 30, 1995 (the "Seller Balance Sheet") included in
          Section 2.3 of the Seller Disclosure Schedule.

           (b) Retained Assets. Notwithstanding anything contained herein to the contrary, the Seller shall not sell, transfer, convey or deliver, or cause to be sold, transferred, conveyed or delivered, to the Purchaser, and the Purchaser shall not purchase from the Seller the following assets, properties, interests and rights of the Seller and/or of its Subsidiaries (the "Retained Assets"; provided, however, that for the purpose of this Section 1.2(b), the Retained Assets shall not be deemed to include any assets of the Transferred Subsidiaries):

                (i) Books and Records. All books and records of the Seller or any of its Subsidiaries related to the Retained Assets or the Retained Liabilities.

                (ii) Tax Refunds. All claims of the Seller or any of the Retained Subsidiaries (as defined in Section 1.2(b)(vii)) for refunds, credits, carrybacks or carry forwards in connection with any Income Taxes or other Taxes (as each such item is defined in Section 3.13(b)) for tax periods ending on or prior to the Closing Date and the proceeds thereof.

                (iii) Retained Intellectual Property. The Retained Intellectual Property.

                (iv) Insurance. All insurance policies, binders and related prepaid expenses, other than insurance policies to the extent a Transferred Subsidiary is the first named insured.

                (v) Causes of Action. All rights, claims, actions and causes of action which the Seller or any of its Subsidiaries or affiliates may have against any person and all rights to recoveries under insurance policies to which a Transferred Subsidiary is the first named insured with respect to insured liabilities, in each case to the extent related to any Retained Liabilities or any Retained Assets, including all proceeds remitted to the Seller or any of its Subsidiaries from claims, rights and causes of action with respect thereto, or to Assumed Liabilities to the extent the Purchaser has previously received indemnity payments from the Seller with respect thereto.

                (vi)  Certain Agreements.  The agreements identified on
          Section 1.2(b)(vi) of the Seller Disclosure Schedule (the "Retained Agreements"), including all rights of the Seller or any of its Subsidiaries thereunder.

                (vii) Retained Subsidiaries. All of the capital stock or other equity interests held by the Seller or any of its Subsidiaries in the corporations identified in Section
          1.2(b)(vii) of the Seller Disclosure Schedule (the "Retained Subsidiaries").

                (viii) Other Retained Assets. All of the assets, properties, interests and rights of the Seller or any of its Subsidiaries described or listed in Section 1.2(b)(viii) of the Seller Disclosure Schedule.

                (ix) Benefit Plans. Except as provided in Section 6.6(b), all assets related to or held under any Compensation and Benefit Plan (as defined in Section 3.9).

           (c) Acquired Stock. On the Closing Date, the Seller shall sell, transfer, convey and deliver to Parker Japan all of the capital stock of Abex Japan and to Parker GmbH all of the capital stock of Abex Industries and all of the capital stock owned by the Seller in Abex Aerohydraul (Abex Japan, Abex Industries and Abex Aerohydraul are hereinafter referred to as the "Transferred Subsidiaries"), free and clear of all mortgages, liens, security interests or encumbrances, (the capital stock of the Transferred Subsidiaries is hereinafter referred to as the "Acquired Stock").

           Section 1.3   Seller's Liabilities.

                (a)  Assumed Liabilities.  On and as of the Closing
     Date and subject to the terms and conditions of this Agreement, the Purchaser shall assume and agree to pay, perform and discharge as and when due the following liabilities and obligations of the Seller or any of its Subsidiaries Related to the Aerospace

     Business, whether fixed, absolute or contingent, material or immaterial, matured or unmatured, as the same exist as of the Closing Date except for the Retained Liabilities (as defined in Section 1.3(b)) (collectively, the "Assumed Liabilities") (it being understood, however, that the Purchaser is assuming all of the liabilities of the Transferred Subsidiaries, except as otherwise provided herein):

                (i) all liabilities and obligations of the Seller or any of its Subsidiaries that are reflected or of a type reserved against on the 1 Seller Balance Sheet, to the extent such liabilities or obligations have not been paid or discharged prior to Closing Date, and such categories of liabilities and obligations incurred in the ordinary course of the Aerospace Business consistent with past practice since the date of the Seller Balance Sheet, including, without limitation, all accounts payable, accrued expenses, trade obligations, notes payable, general liability or automobile liability claims, Taxes (as defined in Section 3.13(b)) other than Income Taxes (as defined in Section 3.13(b)), and any other liabilities or obligations of a type which is reserved against on the Seller Balance Sheet, in each case Related to the Aerospace Business;

                (ii) all capital commitments of the Seller or any of its Subsidiaries Related to the Aerospace Business either identified in Section 1.3(a)(ii) of the Seller Disclosure Schedule or made in the ordinary course of business and not exceeding $25,000 individually or $100,000 in the aggregate for each month from the date hereof through the Closing Date or otherwise agreed to in writing by the Purchaser;

                (iii) with respect to all employees who are employed by the Seller or its Subsidiaries on the Closing Date, substantially all of whom are listed in Section 1.3(a)(iii) of the Seller Disclosure Schedule (the "Active Aerospace Business Employees"), all liabilities and obligations of the Seller and its Subsidiaries under, or relating to, wages, bonuses, commissions, FICA and FUTA payments, incentive compensation, vacation pay, and employment, consultant, severance or termination agreements and arrangements;

                (iv) with respect to Active Aerospace Business Employees and those former employees of the Aerospace Business listed in Section 1.3(a)(iv) of the Seller Disclosure Schedule, all liabilities and obligations relating to continuation health coverage described in Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently existing or that may arise as a result of the transactions contemplated by this Agreement or otherwise;

                (v)  with respect to those individuals listed in
          Section 1.3(a)(v) of the Seller Disclosure Schedule, all liabilities and obligations with respect to the provision of the benefits listed in Section 1.3(a)(v) of the Seller Disclosure Schedule after the Closing Date;

                (vi) the Liabilities of the NWL Retirement Income Plan (both as defined in Section 6.6(b));

                (vii)  to the extent not otherwise constituting
          Retained Liabilities, all liabilities and obligations under or related to existing Licenses and Contracts which constitute Acquired Assets;

                (viii) all liabilities and obligations Related to the Aerospace Business arising from outstanding commitments (in the form of accepted purchase orders or otherwise) to sell products, or outstanding quotations, proposals or bids with respect to the sale of products;

                (ix) all liabilities and obligations Related to the Aerospace Business arising from outstanding commitments (in the form of issued purchase orders or otherwise), or outstanding quotations, proposals or bids, to purchase or acquire finished goods, raw materials, components, supplies or services;

                (x) all liabilities and obligations Related to the Aerospace Business arising from any rights or claims of customers of the Aerospace Business to return or exchange products sold by the Aerospace Business or arising under any warranty related to such products;

                (xi) all liabilities and obligations of the Seller and its Subsidiaries in respect of the foreign exchange contracts, letters of credit, guaranties, bid bonds, letters of comfort and performance bonds Related to the Aerospace Business set forth in Section 1.3(a)(xi) of the Seller Disclosure Schedule and those incurred in the ordinary course of the Aerospace Business consistent with past practice from the date hereof to the Closing Date (collectively, the "Guaranties");

                (xii) all liabilities and obligations arising from or in connection with any claim or litigation Related to the Aerospace Business which is described in Section 1.3(a)(xii) of the Seller Disclosure Schedule or arising from or alleged to have arisen from any actual or alleged injury to persons or property occurring after the Closing Date either as a result of the ownership, possession or use of any product manufactured or sold by the Aerospace Business (including for purposes of this Section 1.3(a)(xii) products manufactured, serviced or sold at or from the Seller's former facilities at Oxnard and Santa Maria, California and at or from the business formerly conducted by Jensen-Kelley Corporation) or of any violation of applicable law in the operation of the Aerospace Business, including any relating to workers' compensation, occupational health and safety, occupational disease, occupational injury or toxic tort; and

                (xiii) all liabilities and obligations Related to the Aerospace Business arising from or connected with Environmental Laws or Hazardous Substances (each as defined in
          Section 3.19(b)) and response costs under 42 U.S.C. Section 7601 et seq. or any state law or Cleanup (as defined in Section
          3.19(b)) expense (collectively, "Environmental Liabilities"), that relate to (A) Post-Closing Environmental Conditions (as defined in Section 3.19(b)), or (B) actions by the Purchaser or any of its affiliates that result in a violation of Section 12(g) of the Whitman Stock Purchase Agreement (as defined in
          Section 6.20(a)), as amended by the Settlement Agreement (as defined in Section 6.20(a)).

                (b) Liabilities Not Assumed. Notwithstanding anything to the contrary contained in this Agreement, the Seller and its Subsidiaries shall retain and the Purchaser and its Subsidiaries shall not assume or in any manner become liable or responsible for any liability, obligation, commitment or expense of any kind, known or unknown, now existing or hereafter arising from the following (the "Retained Liabilities"):

                (i) any liabilities and obligations to the extent arising out of the Retained Assets;

                (ii) all liabilities and obligations of the Seller and its Subsidiaries under the Retained Agreements;

                (iii) all Environmental Liabilities that relate to (A) Pre-Closing Environmental Conditions (as defined in Section 3.19(b)) and (1) are set forth in Section 3.19 of the Seller Disclosure Schedule or (2) as to which the Purchaser has notified the Seller, within three years following the Closing Date, in accordance with Section 6.20(c); and (B) Hazardous Substances shipped or removed from the Acquired Facilities prior to or on the Closing Date (the "Off-Site Environmental Liabilities");

                (iv) any Income Taxes payable with respect to the Acquired Assets or to the Seller's or its Subsidiaries' operations, assets or income (other than Income Taxes payable with respect to the Transferred Subsidiaries' operations, assets or income) for, or properly attributable to, any periods ending on or prior to the Closing Date (including any Income Taxes payable by the Seller or its Subsidiaries resulting from the transactions contemplated by this Agreement and including, with respect to any taxable period that includes but does not end on the Closing Date, Income Taxes (other than Income Taxes payable with respect to the Transferred Subsidiaries' operations, assets or income) with respect to the portion of such period that includes and ends on the Closing Date calculated as if such taxable period ended at the consummation of the Closing on the Closing Date);

                (v) all liabilities and obligations arising from or alleged to have arisen from any actual or alleged injury to persons or property occurring on or prior to the Closing Date as a result of the ownership, possession or use of any product manufactured or sold by the Aerospace Business;

                (vi) all liabilities and obligations arising from or alleged to have arisen from any actual or alleged injury to persons or property occurring at any time from the manufacture or sale of the asbestos-containing products identified on
          Section 3.27 of the Seller Disclosure Schedule;

                (vii) all liabilities and obligations arising from or alleged to have arisen from occurrences on or prior to the Closing Date with respect to workers compensation matters (including for purposes of this Section 1.3(b)(vii) those relating to the Seller's former facilities in Oxnard or Santa Maria, California);

                (viii) all liabilities and obligations arising from or alleged to have arisen from occurrences on or prior to the Closing Date with respect to automobile liability, general liability, and non-aircraft products matters; provided, however, that the Purchaser shall reimburse the Seller or at the Seller's direction the Seller's insurance carriers for any obligations arising from deductibles, self-insured retentions or retrospective rating premiums or letters of credit for the foregoing matters in effect after April 1, 1991 and shall provide, at the Purchaser's cost, any required oversight or administrative services in connection with such matters, including coordination with claims services and compliance with reporting requirements;

                (ix) except with respect to those liabilities and obligations specifically assumed by the Purchaser under
          Section 1.3(a) above, including, but not limited to, the assumption of liabilities provided in Section 1.3(a)(i), all liabilities and obligations under any Compensation and Benefit Plans or other similar arrangements of Seller and its Subsidiaries Related to the Aerospace Business, including without limitation: (A) those relating to medical, dental, disability, or life benefits for services incurred or death or disability occurring on or before the Closing Date; (B) except as provided in Section 6.6(b), all liabilities for benefits accrued or contributions due under any Pension Plan (as defined in Section 3.9) maintained by Seller or any Subsidiary or to which Seller or any Subsidiary makes or is obligated to make contributions; (C) all liabilities relating to or in respect of the Pneumo Abex ERISA Excess Plan (also known as the top Hat Plan; and (D) all liabilities with respect to the nonqualified pension arrangement for James Coakley;

                (x) all liabilities or obligations (A) under any employment, compensation, stock option, severance, or other plan or agreement with Albert Indelicato, except that Mr. Indelicato shall be treated as a former employee of the Aerospace Business for purposes of Sections 1.3(a)(iv) and 6.6(b)(i) and (B) that arise out of or relate to the matter disclosed in the first paragraph of Section 3.13 of the Seller Disclosure Schedule;

                (xi) subject to Section 6.7, expenses incurred by the Seller or its Subsidiaries in connection with the sale of the Acquired Assets pursuant to this Agreement or the other transactions contemplated hereby, including without limitation, the fees and expenses of the Seller's counsel, investment advisors and independent auditors;

                (xii) any liabilities or obligations arising from or related to (a) the alleged nondisclosure by personnel at the Oxnard facility, during the period 1987 to 1990, of make-buy decisions involving McDonnell Douglas, Lockheed-Martin, and the United States Navy, including the notifications listed on Sections 3.8(a) (Paragraph 3), 3.26(h) and 3.26(i) of the Seller Disclosure Schedule, and (b) the alleged non-compliance by personnel at the Oxnard facility with CAS 402, 405, 410 and 418, including those matters listed on Section 3.8(a), Paragraph 4, of the Seller Disclosure Schedule; and

                (xiii)  subject to Sections 1.3(a)(xiii) and
          1.3(b)(vii), any liabilities
          or obligations of the Seller or its Subsidiaries not Related to the Aerospace Business, including without limitation, those relating to the manufacture or sale of any asbestos-containing products which were manufactured or sold by the Seller or its Subsidiaries other than as part of the Aerospace Business or Environmental Liabilities relating to the operation of any facilities other than those currently operated by the Aerospace Business
          (including without limitation the facilities formerly operated by the Aerospace Business in Oxnard, California and Santa
          Maria, California); provided, that no liability, obligation, commitment or expense of any of the Transferred Subsidiaries except Pre-Closing Environmental Liabilities and the liabilities described in Sections 1.3(b)(v) shall be treated as a Retained Liability.


                            ARTICLE II

               CLOSING AND CLOSING DATE; PURCHASE PRICE

           Section 2.1   The Closing.

                (a) Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, commencing promptly following completion of the Stockholders' Meeting (as defined in Section 6.4) or, if not all of the conditions set forth in Article VIII shall then have been satisfied or waived, such later date and time as agreed by the parties once such conditions are satisfied or waived (the "Closing Date"); provided, however, that, if the Closing would otherwise occur later than the 20th day in PCT's business month, the Closing will be deferred until the last business day during such month; and provided, further, the parties may, by agreement in writing, change the Closing Date or place of the Closing to another date or place.

                (b)  Closing Documents.

                (i)  Seller's Documents.     At or prior to the
          Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following documents (the "Seller
          Documents"):

                    (A)  executed and, if appropriate,
               acknowledged limited warranty deeds with covenants against grantor's acts only substantially in the forms attached as Exhibit
               2.1(b)(i)(A) hereto (the "Deeds"), together with such affidavits, certificates and other instruments as are ordinarily delivered to a purchaser of real estate or filed in the public records of Kalamazoo County, Michigan, Beaufort County, South Carolina and Laurens County,
               Georgia;

                    (B)  an executed Bill of Sale,
               Assignment and Assumption in the form
               attached as Exhibit 2.1(b)(i)(B) hereto
               (the "Bill of Sale");

                    (C)  an executed Lease Assignment for the
               lease at the Camarillo Facility, and the premises at St. Charles, Missouri, Seattle, Washington, Melbourne, Florida, and West Sussex, England in the form attached as Exhibit 2.1(b)(i)(C) hereto and an estoppel letter and consent to such assignment from the landlords under such leases (the "Lease Documents");

                    (D)  executed copies of the German Stock
               Purchase Agreement and the Japanese Stock
               Purchase Agreement and duly executed copies of such other documents and certificates as are required to transfer title to the Acquired Stock to the Purchaser;

                    (E) such other executed and, if
               appropriate, acknowledged sale, conveyance and transfer documents in form and substance reasonably satisfactory to the Purchaser and its counsel in order to effectively vest in the Purchaser, Parker Intangibles, Parker GmbH or Parker Japan, as the case may be, title to all of the Acquired Assets and Acquired Stock (all such documents, together with the Deeds, the Intellectual Property Assignments, the Bill of Sale, the Lease Documents, the German Stock Purchase Agreement and the Japanese Stock Purchase Agreement, the "Conveyancing Agreements"); and

                    (F)  the various other documents otherwise
               required by this Agreement to be delivered by the Seller or its Subsidiaries at or prior to the Closing.

                (ii)  Purchaser's Documents.  At the Closing, the
          Purchaser shall deliver or cause to be delivered to the Seller the following documents (the

          "Purchaser Documents"):

                    (A)  the Conveyancing Agreements to which
               it will become a party, in each case executed by the Purchaser or Parker Intangibles; and

                    (B)  the various other documents otherwise
               required by this Agreement to be delivered by the Purchaser at or prior to the Closing.

           Section 2.2 Payments at the Closing. The consideration to be paid to the Seller on the Closing Date for the Acquired Assets shall be as follows:

                (a) Cash Purchase Price. The Purchaser shall pay or cause to be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller (or other means acceptable to the Seller) an amount equal to $193,000,000, adjusted as follows: (i)(A) in the event that the Net Worth, as indicated on a balance sheet of the Aerospace Business as of the end of the most recent business month for which such information is available, and prepared on a basis consistent with the Seller Balance Sheet (the "Most Recent Net Worth"), exceeds $75,117,000 (the "Base Net Worth"), the purchase price shall be increased by the amount of such excess, or (B) in the event that the Most Recent Net Worth is less than the Base Net Worth, the purchase price shall be reduced by the amount of such shortfall; and (ii) the adjusted purchase price determined pursuant to clause (i) shall be increased by an interest factor calculated based on the thirty-day AA composite commercial paper rate (as last published by the Federal Reserve prior to the Closing Date) during the period beginning with but not including the last business day of the business month most recently completed preceding the month in which the Closing Date occurs through and including the Closing Date. For purposes of this
     Section 2.2(a), "Net Worth" shall mean the amount, determined pursuant to this Section 2.2, by which the total Acquired Assets as of the date of determination exceed the total Assumed Liabilities as of such date of determination.

                (b) Assumed Liabilities. On the Closing Date, the Purchaser shall assume the Assumed Liabilities.

           Section 2.3.  Post-Closing Adjustment.

               (a) Within 30 days following the Closing Date, the Seller shall provide to the Purchaser an unaudited combined balance sheet of the Aerospace

     Business as of the Closing Date, if the Closing Date shall occur on the last business day of the Company's business month, or otherwise as of the last day of the business month most recently completed preceding the month in which the Closing Date occurs, but without giving effect to the Closing, prepared on the basis set forth on Section 2.3 of the Seller Disclosure Schedule and otherwise in accordance with United States generally accepted accounting principles and on a basis consistent with the Seller Balance Sheet (the "Closing Balance Sheet"). In the event of a conflict between the principles of United States generally accepted accounting principles and consistency with the Seller Balance Sheet, the principle of consistency shall apply. The inventory on the Closing Balance Sheet shall not include any inventory which existed as of the date of the Seller Balance Sheet and was not counted, costed, valued or included in the preparation of the Seller Balance Sheet. The Purchaser shall cooperate fully in good faith with the Seller in the preparation of the Closing Balance Sheet, such cooperation to include, without limitation, full access to the books and records of the Purchaser Related to the Aerospace Business for such purpose.

               (b) The Purchaser shall have 30 days following receipt of the Closing Balance Sheet to notify the Seller of any dispute with the Closing Balance Sheet. In order to facilitate the Purchaser's review of the Closing Balance Sheet, the Seller shall cooperate fully in good faith with the Purchaser, such cooperation to include, without limitation, full access to the Seller's work papers relating to the Closing Balance Sheet. If the Purchaser fails to notify the Seller of any such dispute within such 30-day period, or, prior to the expiration thereof, notifies the Seller in writing that no such dispute exists, the Closing Balance Sheet shall be deemed to be the "Final Balance Sheet." In the event that the Purchaser shall so notify the Seller of any dispute, the Seller and the Purchaser shall cooperate in good faith to resolve such dispute as promptly as practicable. In the event that the Seller and the Purchaser are unable to resolve any such dispute within 20 days of the Purchaser's delivery of such notice, such dispute shall be resolved by the New York office of Price Waterhouse LLP or another accounting firm acceptable to the Seller and the Purchaser (the "Independent Accounting Firm"), with any fees being paid 50% by the Seller and 50% by the Purchaser. The determination of the Independent Accounting Firm shall be final and binding. The Closing Balance Sheet, as it may be modified by resolution of any disputes by the Seller and the Purchaser or by the Independent Accounting Firm pursuant hereto shall be the "Final Balance Sheet."

               (c) In the event that the Closing Net Worth as reflected on the Final Balance Sheet is less than the Most Recent
     Net Worth used for purposes of adjusting the purchase price pursuant to Section 2.2(a), then the Seller shall transfer to the Purchaser a cash amount equal to the amount by which the Closing Net Worth is less than such the Most Recent Net Worth. In the event that the Closing Net Worth is more than the Most Recent Net Worth, then the Purchaser shall transfer to the Seller a cash amount equal to the amount by which the Closing Net Worth is more than the Most Recent Net Worth. Such transfers shall be made to the account designated in writing for such purpose within two business days after delivery of the Final Balance Sheet by wire transfer in immediately available funds of the amount of such differences as determined pursuant to the preceding sentences, together with interest thereon from but not including the last day of the business month of the Seller most recently completed preceding the month in which the Closing Date occurs through and including the date of payment calculated based on the thirty-day AA composite commercial paper rate (as last published by the Federal Reserve prior to the Closing Date). For purposes of this Section 2.3, "Closing Net Worth" shall equal the amount, determined pursuant to this Section 2.3, by which the total Acquired Assets on the Final Balance Sheet exceed the total Assumed
     Liabilities on the Final Balance Sheet.

               (d) The cash purchase price payable at the Closing, as adjusted pursuant to this Section 2.3, shall be deemed to be the "Final Purchase Price".


                            ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser and its Subsidiaries as follows:

           Section 3.1   Organization; Subsidiaries.

               (a) Each of the Parent, the Seller and the Transferred Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a "material adverse effect on the Aerospace Business"
     (as defined below). The Parent, the Seller and each of the Transferred Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business. The Seller has heretofore made available to the Purchaser a complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date, of the Parent, the Seller and each of the Transferred Subsidiaries. Such charters and by-laws are in full force and effect. None of the Parent, the Seller nor any of the Transferred Subsidiaries is in violation of any provision of its charter, by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business.

                (b) Except for the Transferred Subsidiaries and the Retained Subsidiaries, neither the Seller nor any of its Subsidiaries has any direct or indirect equity interest in any corporation, partnership or other entity Related to the Aerospace Business. All of the outstanding shares of capital stock of each Transferred Subsidiary have been validly issued and are fully paid and nonassessable, and such shares are owned by the Seller or one of its Subsidiaries free and clear of any liens, claims, charges, security interests, encumbrances or other rights of third parties ("Liens") other than as set forth in Section 3.1(b) of the Seller Disclosure Schedule or Permitted Liens. Upon consummation of the transactions contemplated hereby, the Purchaser will acquire all of the Seller's or its Subsidiaries' interests in the outstanding shares of capital stock of each Transferred Subsidiary, free and clear of any adverse claims (within the meaning of Section 8-302 of the Uniform Commercial Code as in effect in the State of New York).

               (c)  For purposes of this Agreement, (i) the term
     "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which
     (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (B) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries,
     (ii) any reference to any event, change or effect having a "material adverse effect on the Aerospace Business" means such event, change or effect which is materially adverse to (A) the business, results of operations or financial condition of the Aerospace Business, taken as a whole, or (B) the ability of the Seller or any of its Subsidiaries to consummate the transactions contemplated hereby, and
     (iii) the phrase "to the Seller's knowledge," shall be deemed to include the actual knowledge of each of the persons described in Section 3.1(c)(iii) of the Seller Disclosure Schedule as to the specific representations and warranties indicated thereon for such person.

           Section 3.2. Authority. The Parent, the Seller and each of its Subsidiaries which will be a party to any of the Seller Documents (each such subsidiary, a "Contracting Subsidiary") has the requisite corporate power and authority to execute and deliver this Agreement and the Seller Documents (to the extent it will be a party thereto) and to consummate the transactions contemplated hereby and thereby (other than the approval and adoption of this Agreement and the transactions contemplated herein by the affirmative vote of the stockholders of the Parent). The execution, delivery and performance of this Agreement and the Seller Documents by the Parent, the Seller and each Contracting Subsidiary and the consummation by the Parent, the Seller and each Contracting Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of the Parent, the Seller and each Contracting Subsidiary (to the extent it will be a party thereto), and no other corporate proceedings on the part of the Parent, the Seller or any Contracting Subsidiary are necessary to authorize this Agreement and the Seller Documents (to the extent it will be a party thereto), or to consummate the transactions so contemplated (other than the approval and adoption of this Agreement and the transactions contemplated herein by the affirmative vote of the stockholders of the Parent). This Agreement has been and each of the Seller Documents will be duly executed and delivered by the Parent, the Seller and each Contracting Subsidiary (to the extent it will be a party thereto) and constitutes or (to the extent such agreement is not being entered into as of the date hereof) will constitute a valid and binding obligation of each of the Parent, the Seller and each Contracting Subsidiary (to the extent it is or will be a party thereto), enforceable against it in accordance with its terms.

           Section 3.3   Consents and Approvals; No Violations.
     Except as set forth in Section 3.3 of the Seller Disclosure
     Schedule, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), ERISA, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Japanese antitrust laws or the German Cartel regulations, none of the execution, delivery or performance of this Agreement or the Seller Documents by the Parent, the Seller or any Contracting Subsidiary
     (to the extent it is or will
     be a party thereto), or the consummation by the Parent, the Seller or any Contracting Subsidiary (to the extent it is or will be a party thereto) of the transactions contemplated hereby or thereby and compliance by the Parent, the Seller or any Contracting Subsidiary (to the extent it is or will be a party thereto) with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the charter or by-laws or comparable organizational documents of the Parent, the Seller or any of its Subsidiaries, (ii) require any filing by the Parent, the Seller or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by the Parent, the Seller or any of its Subsidiaries of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission whether domestic or foreign (a "Governmental Entity"),
     (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien on any of the Acquired Assets (other than Permitted Liens); pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which the Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected (each, a "Contract"), or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to the Seller or any of its Subsidiaries except, in the case of clauses (ii) and (iii), for Contracts made by the Seller or a Subsidiary of the Seller with a Governmental Entity ("Government Contracts") which require the consent of the applicable Government Entities to the assignment of such Government Contracts to the Purchaser.

           Section 3.4 SEC Reports and Financial Statements. The Parent has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to the Purchaser true and complete copies of, all forms, reports and documents required to be filed by it since June 15, 1995 under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, in respect of the Aerospace Business (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. The consolidated financial statements of the Parent included in the Parent SEC Documents (including the notes and schedules thereto, the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form l0-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

           Section 3.5 Corporate Organization. Predecessors of the Seller were acquired by a predecessor of the Parent from IC Industries Inc. (now known as Whitman Corporation) in 1988. At the time of such acquisition, such predecessors were engaged in the Aerospace Business as well as in several other businesses which have since been sold by the Seller (the "Divested Businesses"). In June 1995, certain arrangements were entered into among the Parent, the Seller and Mafco Consolidated Group Inc. ("MCG") pursuant to which MCG agreed to indemnify and hold the Parent and the Seller harmless for certain liabilities relating to the Divested Businesses to the extent not covered by indemnification and insurance available from third parties. Copies of the material agreements relating to the sales of the Divested Businesses or such arrangements with MCG have been filed by the Parent or MCG with the SEC or otherwise been made available to the Purchaser.

           Section 3.6 Seller Balance Sheet. The Seller Balance Sheet has been derived from the Parent's balance sheet as of September 30, 1995 included in the Parent SEC Documents by eliminating the Retained Assets and Retained Liabilities and by making the additional adjustments described in Section 2.3 of the Seller Disclosure Schedule.

           Section 3.7   Title to Acquired Assets.

               (a) Except as set forth in Section 3.7(a) of the Seller Disclosure Schedule, the Seller directly or indirectly owns or has a valid leasehold interest in the Acquired Assets, free and clear of any Liens, except for Permitted Liens and as may be reflected in the Seller Balance Sheet. At the Closing, the Purchaser will, directly or indirectly, acquire good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of any Liens, except for Permitted Liens. On the Closing Date, the
     Acquired Assets will include the assets reflected on the Seller Balance Sheet and the capital stock interests in any Transferred Subsidiary, as such may have changed since the date of the Seller Balance Sheet consistent with the provisions of this Agreement, but in any event shall include all of the Seller's direct and indirect right, title and interest in, any assets then used in connection with the Aerospace Business, other than the Retained Assets.

               (b) Section 1.2(a)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all of the Acquired Facilities. At the Closing, (i) the Purchaser will acquire good and marketable title in fee simple to the Acquired Facilities, other than those owned by the Transferred Subsidiaries, free and clear of all Liens, other than Permitted Liens, and (ii) the Transferred Subsidiaries will have good and marketable title in fee simple to the Acquired Facilities owned by them free and clear of all Liens other than Permitted Liens.

               (c)  For the purposes of this Agreement, "Permitted
     Liens" means Liens for (i) Taxes not yet due and payable or Taxes which are being contested in good faith and disclosed in Section 3.7(c) of the Seller Disclosure Schedule, (ii) workmen's, repairmen's or other similar Liens imposed by law but not yet asserted, arising or incurred in the ordinary course of business in respect of obligations which are not overdue, (iii) minor title defects, easements, encroachments, restrictions, covenants or encumbrances which do not materially impair the value or continued use of the property to which they relate, assuming that the property is used on the same basis as such property is currently being used,
     (iv) retention of title agreements with suppliers entered into in the ordinary course of business consistent with past practice (all such agreements in an individual amount in excess of $50,000 being set forth in Section 3.7(c) of the Seller Disclosure Schedule), and
     (v) Liens listed in Section 3.7(c) of the Seller Disclosure
     Schedule.

           Section 3.8 Litigation. Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, as of the date hereof, there is no suit, claim, action, proceeding or, to the 1 Seller's knowledge, investigation pending or threatened, against the Seller or any of its Subsidiaries before any Governmental Entity Related to the Aerospace Business or related to the transactions contemplated by this Agreement. To the Seller's knowledge, as of the date hereof, all claims based upon any theory of tort (including but not limited to product liability) or contract (including but not limited to product or service warranty) which have been made or threatened in writing against the Seller or its Subsidiaries Related to the Aerospace Business since January 1, 1995 are described in Section 3.8(b) of the Seller Disclosure Schedule. Except as disclosed in
     Section 3.8(c) of the Seller Disclosure Schedule, as of the date hereof, neither the Seller nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, domestic or foreign, Related to the Aerospace Business or related to the transactions contemplated by this Agreement.

           Section 3.9   Employee Benefits.

               (a) Section 3.9(a) of the Seller Disclosure Schedule contains a list of all material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which are or have been maintained by the Seller or any of its Subsidiaries and which cover employees of the Aerospace Business, and all other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded or foreign or domestic) which are or have been maintained by the Seller or any of its Subsidiaries and which cover employees of the Aerospace Business, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than government plans (collectively, the "Compensation and Benefit Plans"). True and complete copies of all the Compensation and Benefit Plans, including any trust instruments, insurance contracts, summary plan descriptions, or other employee booklets, if any, forming a part of any such plans, and all amendments thereto, have been made available to the Purchaser.

               (b) Except as set forth in Section 3.9(b) of the Seller Disclosure Schedule, each of the Compensation and Benefit Plans has been operated and administered in all material respects in compliance with its terms and applicable law, including but not limited to ERISA and the Code. All reports and returns have been filed and all disclosures have been made with respect to the Compensation and Benefit Plans, as required by ERISA and the Code. Except as set forth in Section 3.9(b) of the Seller Disclosure Schedule, each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or a filing for such letter is pending with respect to the Tax Reform Act of 1986 and all subsequent legislations affecting qualified pension and profit sharing plans from the United States Internal Revenue Service (the "Service"), and the Seller is not aware of any circumstances that could result in revocation of any such favorable determination letter. Seller shall take whatever steps may be required by the Service to maintain the qualification of any Pension Plan through the Closing Date. Forms 5500, including Schedules P, have been filed for all Pension Plans including any plans that have been merged into any currently existing Pension Plans. Neither the Seller nor any entity that, together with the Seller, would be considered a "single employer" within the meaning of Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has engaged in a transaction with respect to any Compensation and Benefit Plan that is reasonably likely to subject the Seller or any ERISA Affiliate to a tax or penalty imposed by Sections 405, 409 or 502(i) of ERISA. The Seller has not engaged in a transaction with respect to any

     Compensation and Benefit Plan that is reasonably likely to subject the Seller to a penalty imposed by Section 4975 of the Code. No multiemployer withdrawal liability will be imposed upon the Purchaser as a result of any obligation of the Seller or any ERISA Affiliate to contribute to any multiemployer plan (as defined in ERISA). The Seller has complied in all material respects with the continuation coverage requirements for its group health plans pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA.

               (c) Except as set forth in Section 3.9(c) of the Seller Disclosure Schedule, no material liability under Subtitles C or D of Title IV of ERISA has been or, to the Seller's knowledge, will be incurred by the Seller or any ERISA Affiliate with respect to any ongoing, frozen or terminated Pension Plan, currently or formerly maintained by any of them.

               (d) Full payment has been made, or will be made, in accordance with Section 404 (a) (6) of the Code, of all amounts which the Seller or any ERISA Affiliate is required to pay under the terms of each Pension Plan as of the last day of the period ending on the Closing Date, including any amounts accrued as contributions under a defined contribution plan. No Pension Plan or any trust established thereunder has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Seller nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan pursuant to Section 401 (a) (29) of the Code.

               (e) Neither the Seller nor any of its Subsidiaries has any obligations for severance or retiree health and life benefits under any Compensation and Benefit Plan in respect of former or current employees of the Aerospace Business, except as set forth in
     Section 3.9(e) of the Seller Disclosure Schedule.

               (f) Except as set forth in Section 3.9(f) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement or in the Conveyancing Agreements will not (i) entitle any employees of the Aerospace Business to severance pay, unemployment compensation or any other payment, or
     (ii) accelerate the time of payment or vesting, or increase the amount of compensation due or other benefits granted to any employees of the Aerospace Business. Except as set forth in Section 3.9(f) of the Seller Disclosure Schedule, no payments which will or may be made by the Seller or any ERISA Affiliate to any employees of the Aerospace Business as a result of the transactions contemplated by this Agreement will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

               (g) Except as provided in Section 3.9(g) of the Seller Disclosure Schedule, there are no pending, threatened or anticipated material claims under any Compensation and Benefit Plan by any employee or beneficiary covered under any such Compensation and Benefit Plan, or otherwise involving any such Compensation and Benefit Plan (other than routine claims for benefits).

           Section 3.10 Absence of Undisclosed Liabilities. Except as set forth in Section 3.10 of the Seller Disclosure Schedule or as contemplated by this Agreement, neither the Seller nor any of its Subsidiaries had at September 30, 1995, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which would be Assumed Liabilities, except liabilities, obligations or contingencies (i) which were accrued or reserved against on the Seller Balance Sheet or were not required to be so accrued or reserved under generally accepted accounting principles, or (ii) which were incurred after September 30, 1995 in the ordinary course of the Aerospace Business consistent with past practice and which would not, in the aggregate, have a material adverse effect on the Aerospace Business or which have been discharged or paid in full prior to the date hereof.

           Section 3.11 Absence of Certain Changes or Events. Since September 30, 1995, the Seller and its Subsidiaries have conducted the Aerospace Business only in the ordinary course of business consistent with past practice and except as set forth in Section
     3.11 of the Seller Disclosure Schedule, have not with respect to the Aerospace Business:

               (a) satisfied and discharged any lien, or paid any obligation or liability, except in the ordinary course of business, or other than current liabilities included in the Seller Balance Sheet or notes thereto and current liabilities incurred since that date in the ordinary course of business;

               (b) made any general wage or salary increase or any increase in compensation payable or to become payable to any key management employees (other than salary increases for specific employees granted in the ordinary course of business), or entered into any employment contract with any key management employees;

               (c) mortgaged, pledged, charged or subjected to Lien or other encumbrance any property other than Permitted Liens;

               (d) sold or transferred any assets or prepaid or canceled any debts or claims, except in each case in the ordinary course of business or as contemplated by this Agreement;

               (e) sold, assigned or granted rights to any third party under any patent, trade name, trademark or copy right, or any application therefor, or any trade secrets or designs for any products currently manufactured or services provided by the Aerospace Business;

               (f) knowingly waived without receiving consideration any rights of material value;

               (g) become involved or threatened with any labor dispute which has had or could have a material adverse effect on the Aerospace Business;

               (h) suffered any damage or destruction, whether or not covered by insurance, materially and adversely affecting the properties of the Aerospace Business; or

               (i) experienced any other event or condition of any character which is or with the lapse of time or occurrence of such event or condition would be, materially adverse to the financial condition, assets, properties or operations of the Aerospace Business.

           Section 3.12  No Violation of Law.  Except as set forth in
     Section 3.12 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is in conflict with, or in default or violation of, or, to the Seller's knowledge, is under investigation with respect to or has been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (other than any applicable Environmental Law, as to which the representations and warranties contained in Section 3.19 shall apply) of any Governmental Entity, except for violations which do not relate to the Aerospace Business.

           Section 3.13  Taxes.

               (a) Except as set forth in Section 3.13 of the Seller Disclosure Schedule and only to the extent Related to the Aerospace
     Business:

               (i) the Seller and each of the Transferred Subsidiaries have (x) duly filed (or there has been filed on their behalf) on a timely basis with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by them on or prior to the date hereof, except where any failure to file such Tax Returns would not have a material adverse effect on the Aerospace Business or the Acquired Assets, taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (y) duly paid in full or made provision in accordance with generally accepted accounting principles (or there has been paid or provision has been made on their behalf) for the payment of
          (I) all material Taxes shown to be due on such Tax Returns and
          (II) all deficiencies and assessments of Taxes of which written notice has (or by the Closing Date will have) been received by the Seller or any of the Transferred Subsidiaries that are or may become payable by the Transferred Subsidiaries or chargeable as a Lien upon the Acquired Assets;

               (ii) each of the Transferred Subsidiaries have established (and until the Closing will establish) on their books and records accruals or reserves in compliance with generally accepted accounting principles for the payment of all Taxes for which they will be required to file Tax Returns or reports and which are not yet due and payable;

               (iii) there are no Liens for Taxes upon any of the Acquired Assets, except for Permitted Liens;

               (iv) the Seller and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

               (v) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Transferred Subsidiaries, and none of the Transferred
          Subsidiaries has received a written notice of any pending audits or proceedings;

               (vi) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Transferred Subsidiaries, and no power of attorney granted by either the Seller or any of its Subsidiaries with respect to any Taxes of any Transferred Subsidiary is currently in force; and

               (vii) neither the Seller nor any of its Subsidiaries has, with regard to any Acquired Assets, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f) (2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) (4) of the Code) owned by the Seller or any of its Subsidiaries.

               (b) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; provided, that the term "Taxes," when referring to the Seller or its Subsidiaries other than the Transferred Subsidiaries, shall not include income or other taxes, charges, fees, levies or assessments determined or imposed solely on the basis of net income ("Income Taxes"). "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes of the Seller or its Subsidiaries, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

               (c)  The representations and warranties set forth in
     Section 3.13 (a) are not applicable with respect to matters constituting a breach of such representations and warranties unless and until, as a result of such breach:

               (i)  the Acquired Assets are made subject to Tax Liens;

               (ii) the Purchaser or its Subsidiaries, including the Transferred

      Subsidiaries, is made liable for Taxes; or

               (iii) the payment of Taxes is sought from any of the Transferred Subsidiaries.

           Section 3.14  Labor Controversies.  Except as set forth in
     Section 3.14 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization Related to the Aerospace Business or related to the Active Aerospace Business Employees. Except as set forth in Section 3.8(a) to the Seller Disclosure Schedule, as of the date hereof, there are no material controversies pending or, to the Seller's knowledge, threatened between the Seller or any of its Subsidiaries and any of their respective employees, and, to the Seller's knowledge, as of the date hereof, there are no organizational efforts presently being made involving any of the employees of the Seller or any of its Subsidiaries, in each case Related to the Aerospace Business or related to the Active Aerospace Business Employees. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, the Seller and its Subsidiaries have complied in all material respects with all laws relating to wages, hours, collective bargaining, discrimination, and the payment of social security and similar Taxes with respect to the Aerospace Business, and, as of the date hereof, no person has, to the Seller's knowledge, asserted that the Seller or any of its Subsidiaries is liable with respect to the Aerospace Business for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

           Section 3.15  Licenses.  Except as set forth in Section
     3.15 of the Seller Disclosure Schedule, the Seller or its Subsidiaries have, and as of the Closing Date the Purchaser will acquire, all permits, licenses, waivers and authorizations (collectively, "Licenses") which are necessary for the Aerospace Business to conduct its business in the manner in which it is presently being conducted, other than any Licenses the failure of which to have would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business. To the Seller's knowledge, no event has occurred or other fact exists with respect to the Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination of any of the Licenses or would result in any other impairment of the rights of the holder of any of the Licenses, other than any revocation, termination or impairment which would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business. The Seller and its Subsidiaries have duly performed their respective obligations under the Licenses in all material respects. There is not pending or, to the Seller's knowledge, threatened, any application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of or any rights of the holder under any License.

           Section 3.16  Acquired Intellectual Property.

               (a) Section 3.16 (a) of the Seller Disclosure Schedule contains a complete and accurate list of all of the Acquired Intellectual Property, other than (i) the Acquired Intellectual Property described in Section 1.2(a)(vii)(A), (ii) the unregistered Acquired Intellectual Property described in Sections 1.2(a)(vii)(B) and 1.2(a)(vii)(D), and (iii) the patent disclosures on inventions described in Section 1.2(a)(vii)(C). Except as set forth in Sections 3.16(a) and 3.16(a)(i) of the Seller Disclosure Schedule, the Seller and its Subsidiaries own all right, title and interest in and to the Acquired Intellectual Property, and have the right and authority to assign to the Purchaser, Parker Intangibles, Parker GmbH or Parker Japan, as the case may be, the entire right, title and interest in and to the Acquired Intellectual Property subject to the licenses to third parties set forth in Section 3.17(i) of the Seller Disclosure Schedule.

               (b) Except as set forth in Sections 3.16(b) and 3.16(a)(i) of the Seller Disclosure Schedule, the Seller and its Subsidiaries have not, as of and since the date upon which they acquired any of the Acquired Intellectual Property, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any of the Acquired Intellectual Property to any third party, (ii) entered into any license, franchise or other agreement with respect to any of the Acquired Intellectual Property with any third person other than those set forth in Section 3.17(i) of the Seller Disclosure Schedule, or (iii) otherwise encumbered any of the Acquired Intellectual Property. The Seller and its Subsidiaries have maintained and enforced the Acquired Intellectual Property in accordance with their customary practices in order to safeguard the secrecy of all the Acquired Intellectual Property that are considered to be trade secrets.

               (c) The conduct of the Aerospace Business by the Seller and its Subsidiaries as currently conducted does not, to the Seller's knowledge, infringe any intellectual property right of any third party, and there is no claim, suit, action or proceeding pending or, to the Seller's knowledge, threatened against the Seller or any of its Subsidiaries (i) alleging that the conduct of the Aerospace Business or the use of the Acquired Intellectual Property by the Seller or any of its Subsidiaries infringes any third party's intellectual property rights, or (ii) challenging the Seller's or its Subsidiaries' ownership of or right to use or the validity of any Acquired Intellectual Property. To the Seller's knowledge, there are no infringements by any third party of any of the Acquired Intellectual Property.

               (d) Each Copyright registration, Patent and Trademark registration and each application therefor listed in Section 3.16(a) of the Seller Disclosure Schedule is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, except for such failures which would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business. Except as set forth in Section 3.16(d) of the Seller Disclosure Schedule, to the Seller's knowledge, there have been no failures in complying with such requirements and no Copyright registration, Patent or Trademark registration has lapsed and there has been no cancellation or abandonment thereof, except for such failures, lapses, cancellations or abandonments which would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business.

               (e)  Except as contained in licenses identified in
     Section 3.17(i) of the Seller Disclosure Schedule, neither the Seller nor, to the Seller's knowledge, has any other person granted any release, covenant not to sue, or non-assertion assurance or entered into any indemnification or settlement agreement with any person with respect to any part of the Acquired Intellectual Property.

               (f) To the Seller's knowledge, (i) the trademark registrations on Sections 3.16(a) and 1.2(a)(vii) of the Seller Disclosure Schedule are all of the ABEX trademark registrations owned by the Seller or its Subsidiaries that cover hydraulic or pneumatic products or products of the Aerospace Business, and (ii) the patents on Section 3.16(a) of the Seller Disclosure Schedule are all of the patents owned by the Seller or its Subsidiaries Related to the Aerospace Business. In the event that the Seller becomes aware of an additional ABEX trademark registration or a patent in-cluded in the Acquired Intellectual Property but not listed on
     Section 3.16(a) or 1.2(a)(vii) of the Seller Disclosure Schedule, such trademark registration or patent shall be deemed part of
     Section 3.16(a) or 1.2(a)(vii) of the Seller Disclosure Schedule, as the case may be, and the Seller shall assign such trademark registration or patent to the Purchaser or its designee pursuant to Sections 6.5(a) and 6.5(b) or Section 6.22 hereof, as appropriate.

           Section 3.17  Material Contracts.  Except as disclosed in
     Section 3.17 of the Seller Disclosure Schedule, as of the date hereof, neither the Seller nor any of its Subsidiaries is a party to any Contract Related to the Aerospace Business: (a) to undertake capital expenditures or to acquire any property in an aggregate amount exceeding $100,000; (b) to loan money or to extend credit in an amount greater than $100,000 to any person or group of related persons, with the exception of contracts for the sale of aerospace components entered into in the ordinary course of business; (c) which would restrict the Aerospace Business from carrying on any business anywhere in the world or which would restrict the products or services which the Aerospace Business may sell or the customers to whom the Aerospace Business may sell; (d) involving any indebtedness, obligation or liability for borrowed money or the guaranty of any such indebtedness, obligation or liability in an amount greater than $100,000; (e) involving any outstanding quotations, bids or proposals, or the provision of goods or services having annual aggregate payments in excess of $500,000 and which is not terminable by the Seller or one of its Subsidiaries without penalty upon notice of ninety days or less; (f) involving employment, consulting, compensation or severance obligations; (g) involving any lease of personal property having annual payments in excess of $100,000 and which is not terminable by the Seller or one of its Subsidiaries without penalty upon notice of ninety days or less; (h) involving any lease of real property; (i) involving any license of Acquired Intellectual Property or involving any license of intellectual property rights of any third party; (j) involving any partnership or joint venture agreement; (k) involving any intercompany agreements or obligations or any agreements with Seller's shareholders, officers, directors, subsidiaries or affiliates, or any other agreements entered into other than on an arms-length basis, or (l) involving the distribution or resale of any products of the Aerospace Business. Except as set forth in
     Section 3.17 of the Seller Disclosure Schedule, (i) the consummation of the transactions contemplated hereby or in the Conveyancing
     Agreements will not impair any of the Aerospace Business' rights under any such Contract, except for such impairments which would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business and except that the Government
     Contracts require the consent of the applicable Government Entities to assign such Government Contracts to the Purchaser, and (ii) to the Seller's knowledge, all such Contracts constitute valid and binding obligations of the parties thereto. Except as set forth in
     Section 3.17 of the Seller Disclosure Schedule, there is no breach or violation of, or default under, any such Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, prepayment or acceleration under any such Contract, other than such breaches, violations or defaults which would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business.

           Section 3.18 Insurance. Set forth in Section 3.18 of the Seller Disclosure Schedule is a list of all policies of liability, fire, automobile, property, business interruption and other forms of insurance covering the Aerospace Business or the Acquired Assets in effect as of the date hereof, all of which are valid and enforceable and in full force and effect.

           Section 3.19  Environmental Matters.

               (a) Except as set forth in Section 3.19 of the Seller Disclosure Schedule, (i) the Seller and, to the Seller's knowledge, each of its Subsidiaries is in compliance with all applicable Environmental Laws (which includes, but is not limited to, the possession by the Seller and its Subsidiaries of all Licenses required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for any noncompliance that would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business, (ii) no asbestos in a friable condition or equipment containing polychlorinated biphenyls is contained in or located at any Acquired Facility, (iii) no underground or above-ground storage tanks are or, to the Seller's knowledge, were contained in or located at any Acquired Facility, and, and (iv) neither the Seller nor any of its Subsidiaries has received notice of a civil, criminal or administrative suit, claim, action, proceeding or investigation relating to the Aerospace
     Business or any property or facility owned, operated or leased, or previously owned operated or leased, by Seller or any of its Subsidiaries in connection with the Aerospace Business relating to Environmental Laws which would have, individually or in the aggregate, a material adverse effect on the Aerospace Business.

          Except as otherwise disclosed in Section 3.19 of the Seller Disclosure Schedule, and except as expressly authorized by an effective permit or by applicable law, there have been no Releases of any Hazardous Substances, into, onto, under or from any real property owned or used in the Aerospace Business by Seller or its Subsidiaries or, to the Seller's knowledge, by any third party. Except as otherwise disclosed in Section 3.19 of the Seller Disclosure Schedule, Seller and its Subsidiaries have not conducted, engaged or permitted others to conduct or engage at any such real property in the manufacture, treatment or disposal of any Hazardous Substances. Section 3.19 of the Seller Disclosure Schedule contains
     (i) a list of all written reports submitted to any Responsible Authority with respect to any Hazardous Substance contamination, Release or Cleanup at the Acquired Facilities (the "Environmental Reports"); and (ii) a list of all written reports in the Seller's possession resulting from any environmental or safety inspection or assessment of the Acquired Facilities during the past five years, whether performed by the Seller, its predecessors, Responsible Authorities or any third party (the "Environmental Assessments"). Complete copies of the Environmental Reports and the Environmental Assessments have been provided to the Purchaser.

               (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:

               "Cleanup" means all actions as are required by Environmental Laws, by any Governmental Entity pursuant to Environmental Laws, or otherwise taken as necessary to comply with Environmental laws, to (i) clean up, remove, contain, treat or in any other way address or remediate any Hazardous Substances in the environment, or (ii) prevent the dispersal of Hazardous Substances in the environment so that they do not migrate and endanger public health or safety or the environment.

               "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

               "Hazardous Substances" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the
     National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

               "Post-Closing Environmental Conditions" shall mean any environmental condition at any Acquired Facility other than a Pre-Closing Environmental Condition described in Section 1.3(b)(iii)(A).

               "Pre-Closing Environmental Conditions" shall mean any environmental condition caused by the presence or Release of Hazardous Substances prior to or on the Closing Date and discovered by Purchaser or its Subsidiaries or Responsible Authorities , which conditions are on or under or emanate from any Acquired Facility.

               "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

               "Responsible Authorities" shall mean the United States Environmental Protection Agency and any other Federal, state or local regulatory agency or commission, court or other body with jurisdiction over environmental matters under Environmental Laws.

           Section 3.20  Intentionally Omitted.

           Section 3.21  Backlog.  The Seller has provided to the
     Purchaser a complete and accurate copy of the report prepared by the Seller's management with management's estimate of "backlog" at September 30, 1995.

           Section 3.22 Inventory; Accounts Receivable. The amounts shown for inventory on the Seller Balance Sheet present fairly the value of the inventory as of such date in accordance with generally accepted accounting principles applied on a consistent basis with preceding periods and does not include inventory which existed as of the date of the Seller Balance Sheet and was not counted, costed, valued or included in the preparation of the Seller Balance Sheet. The accounts receivable of the Aerospace Business shown on the Seller Balance Sheet arose in the ordinary course of business and are properly reflected on the Seller Balance Sheet in accordance with generally accepted accounting principles on a consistent basis with preceding periods.

           Section 3.23 Personal Property. The personal property included in the Acquired Assets and reflected on the Seller Balance Sheet at other than nominal value is in good working condition, ordinary wear and tear excepted, and has been maintained by the Seller in accordance with reasonable maintenance practices.

           Section 3.24 Sales Volume; Adverse Trends. Except as otherwise disclosed in Section 3.24 of the Seller Disclosure Schedule, as of the date hereof, the Seller has not received written notice from any customer of the Aerospace Business that accounted for more than 5% of the sales of the Aerospace Business during the year ended December 31, 1994 that it will materially reduce its volume of purchases from the Seller during 1996 and 1997.

           Section 3.25  Absence of Certain Business Practices.
     Neither the Seller nor, to the Seller's knowledge, any officer, employee, agent thereof or other person acting on its behalf has, directly or indirectly, within the past three years given any gift or similar benefit to any customer, supplier, competitor, or governmental employee or official which would subject the Seller to any material damage, or penalty or injunction in any civil, criminal, or governmental litigation or proceeding or would subject the Seller to cancellation of any material contract or agreement.

           Section 3.26  Government Contract Rights.  Except as
     disclosed in Section 3.26 of the Seller Disclosure Schedule, as of the date hereof:


               (a) the Seller has no outstanding quotations, bids or proposals with respect to the Aerospace Business in which the price exceeds $500,000 and which has been submitted to the United States Government or any proposed prime contractor under an existing or proposed prime contract;

               (b) to the Seller's knowledge, the Seller has complied in all material respects with all statutory and regulatory requirements affecting its contracts with the United States Government or any prime contractor under a United States Government contract and with all certificates and representations executed in connection therewith;

               (c) the Seller is not debarred or suspended from doing business with the United States Government and the Seller has not been informed in writing that it will be subject to the institution of debarment or suspension proceedings against it;

               (d) the Seller has not since January 1, 1995 received any written show cause notices, cure notices or default determinations on any of its contracts with the United States Government or with any prime contractor under a United States Government prime contract;

               (e) the Seller has not since January 1, 1995 received any written negative determinations of responsibility from the United States Government with respect to any bid, quotation or proposal submitted by the Aerospace Business;

               (f) the Seller has not since January 1, 1995 received any document questioning or disallowing any cost incurred as a result of a finding or determination by the United States
     Government;

               (g) neither the United States Government nor any prime contractor under a United States Government prime contract has withheld or set off, or attempted to withhold or set off, since January 1, 1995, monies due to the Seller under any of its contracts;

               (h) to the Seller's knowledge, the Seller is not under any administrative, civil or criminal investigation or indictment with respect to any alleged irregularity, misstatement or omission arising out of or in any way relating to any of its contracts, bids, quotations or proposals with respect to the Aerospace Business;

               (i) the Seller is not undergoing, has not since January 1, 1995 undergone and has not been notified in writing that it is scheduled to undergo any audit arising under or relating to any contract with the United States Government or with any prime contractor under a United States Government prime contract, in each case with respect to the Aerospace Business;

               (j) to the Seller's knowledge, the Seller is not involved in any qui tam actions; and

               (k) the Seller possesses all necessary security clear-ances for the performance of its obligations under each of its contracts with the U.S. Government or with the prime contractor under a U.S. Government prime contract.

           Section 3.27  Asbestos Matters.  To the Seller's
     knowledge, except as described in Section 3.27 of the Seller
     Disclosure Schedule, no asbestos-containing products have ever been manufactured or sold by the Aerospace Business and none of the Acquired Assets has been used for the manufacture or sale of such products. The Seller acknowledges that the Purchaser is not assuming any liability relating to the manufacture or sale of asbestos-containing products other than those identified on Section 3.27 of the Seller Disclosure Schedule and that such liabilities are being retained by the Seller.


                            ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

                Section 4.1 Organization. Each of the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a "material adverse effect on the Purchaser" (as defined below). Each of the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Purchaser. The Purchaser has heretofore made available to the Seller a complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date of each of the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan. Such charters and by-laws are in full force and effect. Neither the Purchaser nor any of its Subsidiaries is in violation of any provision of its charter, by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the Purchaser. As used in this Agreement, any reference to any event, change or effect having a "material adverse effect on the Purchaser" means such event, change or effect which is materially adverse to
     (A) the business, results of operations or financial condition of the Purchaser and its Subsidiaries, taken as a whole, or (B) the ability of the Purchaser to consummate the transactions contemplated hereby.

                Section 4.2 Authority. The Purchaser, Parker Intangibles, Parker GmbH and Parker Japan each has the requisite corporate power and authority to execute and deliver this Agreement and the Purchaser Documents (to the extent it is or will be a party thereto) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Purchaser Documents by the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan and the consummation by the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan of the transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan (to the extent it is or will be a party thereto) and no other corporate proceedings on the part of the Purchaser, Parker Intangibles, Parker GmbH or Parker Japan are necessary to authorize this Agreement and the Purchaser Documents (to the extent it is or will be a party thereto) or to consummate the transactions so contemplated. This Agreement has been, and each of the Purchaser Documents will be, duly executed and delivered by the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan and constitutes or (to the extent such agreement is not being entered into as of the date hereof) will constitute a valid and binding obligation of each of the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan (to the extent it is or will be a party thereto) , enforceable against the Purchaser, Parker Intangibles, Parker GmbH or Parker Japan, as the case may be, in accordance with its terms.

                Section 4.3   Consents and Approvals; No Violations.

               (a) Except as set forth in Section 4.3(a) of the disclosure schedule delivered by the Purchaser to the Seller on or prior to the date hereof (the "Purchaser Disclosure Schedule"), and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the Japanese antitrust laws or the German Cartel regulations, none of the execution, delivery or performance of this Agreement by the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan (to the extent it is or will be a party thereto) or the consummation by the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan of the transactions contemplated hereby or by the Purchaser Documents (to the extent it is or will be a party thereto) or compliance by the Purchaser, Parker Intangibles, Parker GmbH and Parker Japan (to the extent it is or will be a party thereto) with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the charter or by-laws of the Purchaser, Parker Intangibles, Parker GmbH or Parker Japan, (ii) require any filing by the Purchaser or its Subsidiaries with, or any permit, authorization, consent or approval of, any Governmental Entity to be obtained by the Purchaser or its Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which the Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to the Purchaser or any of its Subsidiaries.

               (b) Except as set forth in Section 4.3(b) of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its Subsidiaries is in conflict with, or in default or violation of, any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which the Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected.

           Section 4.4   Funds Available for Purchase Price.  The
     Purchaser has adequate resources available to pay the cash Purchase Price on the Closing Date as provided by Section 2.2.


                             ARTICLE V

                            COVENANTS

           Section 5.1 Conduct of the Aerospace Business. During the period from the date of this Agreement and continuing until the Closing Date, the Seller agrees as to itself and its Subsidiaries that, except for the transactions expressly provided for in this Agreement, or to the extent that the Purchaser shall otherwise consent in writing:

                (a) Ordinary Course. The Seller shall, and shall cause each of its Subsidiaries to, conduct the Aerospace Business in the usual, regular and ordinary course consistent with past practice and shall use its reasonable efforts, and will cause each of its Subsidiaries to use its reasonable efforts, to preserve substantially intact the present business organization of the Aerospace Business, keep substantially available the services of the present officers and employees of the Aerospace Business and preserve substantially intact the business relationships of the Aerospace Business with customers, suppliers and others having business dealings with the Aerospace Business.

                (b) Governing Documents. The Seller and its Subsidiaries shall not amend or propose to amend their respective certificates of incorporation or by-laws or comparable organizational documents in any manner which would require any further authorization or approval by the Board of Directors or stockholders of the Seller or its Subsidiaries, as the case may be, for the consummation of the transactions contemplated by this Agreement or which would place any material restraints or material additional requirements on any of the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.

                (c) No Acquisitions; Material Commitments. The Seller shall not, nor shall it permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, in each case Related to the Aerospace Business, other than the purchase of raw materials and inventory in the ordinary course of the Aerospace Business consistent with past practice, or (ii) otherwise enter into any material commitment or transaction Related to the Aerospace Business outside the ordinary and usual course of the Aerospace Business consistent with past practice.

                (d) No Dispositions. Subject to Section 6.4(b), the Seller shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any Acquired Assets other than in the ordinary course of the Aerospace Business consistent with past practice.

                (e) Indebtedness. The Seller shall not, nor shall it permit any of its Subsidiaries to, incur, assume, pre-pay, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or other material obligation Related to the Aerospace Business which would become an Assumed Liability, except in the ordinary course of the Aerospace Business consistent with past practice.

                (f)  Changes to Benefit Plans.  Except as set forth in
     Section 5.1(f) of the Seller Disclosure Schedule, and except as otherwise contemplated by this Agreement, the Seller shall not, nor shall it permit any at its Subsidiaries to, (i) enter into, adopt, amend (except as may be required by law and except for immaterial amendments) or terminate any Compensation and Benefit Plan as it relates to any Active Aerospace Business Employees, or (ii) except for immaterial or normal increases in the ordinary course of the Aerospace Business consistent with past practice, increase in any manner the compensation or fringe benefits of any Active Aerospace Business Employee or pay any benefit to any Active Aerospace Business Employee not required by any plan or arrangement as in effect as at the date hereof or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

                (g) Accounting Policies and Procedures. The Seller will not and will not permit any of its Subsidiaries to change in any material respect any of its accounting principles, policies, practices or procedures, except as may be required by United States generally accepted accounting principles or by United States laws and regulations governing Government Contracts, in respect of the Aerospace Business.

                (h) Contracts. The Seller will not, and shall not permit any of its Subsidiaries to, modify, amend or terminate any Contract Related to the Aerospace Business, waive, release, relinquish or assign any Contract or other right or claim Related to the Aerospace Business or cancel or forgive any indebtedness owed to the Seller or its Subsidiaries which would be an Acquired Asset.

                (i) Other Actions. Notwithstanding the fact that such action might otherwise be permitted pursuant to this Section 5.1, the Seller shall not, nor shall it permit any of its Subsidiaries to, take any action that would or can reasonably be expected to result in any of the conditions to the obligations of the Purchaser set forth in Article VIII not being satisfied or that would impair the ability of the Seller to consummate the transactions contemplated herein in accordance with the terms hereof or that would delay such consummation.

          Notwithstanding the provisions of this Section 5.1, nothing in this Agreement shall be construed or interpreted to prevent the Seller from (i) paying or making regular or special cash dividends or other cash distributions, (ii) making or accepting inter- or intra-company advances to, from or with one another or with the Seller or any of its Subsidiaries except that advances to either Transferred Subsidiary may only be made as permanent capital to the extent necessary to maintain the solvency of such Transferred Subsidiary, (iii) engaging in any transaction incident to the normal cash management procedures of Seller and its Subsidiaries, including short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances and borrowings for working capital purposes and purposes of providing additional funds to the Aerospace Business in the ordinary course of business, (iv) continuing the management of environmental or products liability related claims in accordance with past practice, or (v) settling or compromising any actual or threatened lawsuit or claim whether or not Related to the Aerospace Business.

           Section 5.2   Covenants of the  Parties.

               (a) During the period from the date of this Agreement and continuing until the Closing Date, the Purchaser agrees as to itself and its Subsidiaries that the Purchaser shall not take any action that would or can reasonably be expected to result in any of the conditions to the obligations of the Seller set forth in Article VIII not being satisfied or that would materially impair the ability of the Purchaser to consummate the transactions contemplated herein in accordance with the terms hereof or that would materially delay such consummation.

               (b) Each party shall promptly provide the other (or its counsel) copies of all filings made by it with any federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               (c) Each party shall cooperate and assist the others in making claims under insurance policies relating to periods prior to the Closing Date and collecting recoveries with respect thereto.
     The Seller agrees that, with respect to liabilities insured under insurance policies included with the Retained Assets that arise from or relate to the Acquired Assets or that are otherwise Related to the Aerospace Business for the period prior to the Closing Date, the Seller will use its best efforts, at the Purchaser's sole cost and expense, to obtain insurance recoveries for the Purchaser and remit to the Purchaser any insurance recovery obtained by the Seller pursuant to such claims, after deducting any out-of-pocket costs and expenses incurred by the Seller in obtaining such insurance recovery and after giving effect to any applicable deductible. The Purchaser agrees that, with respect to liabilities insured under insurance policies included with the Acquired Assets that arise from or relate to the Retained Assets for the period prior to the Closing Date, the Purchaser will use its best efforts, at the Seller's sole cost and expense, to obtain insurance recoveries for the Seller and remit to the Seller any insurance recovery obtained by the Purchaser pursuant to such claims, after deducting any out-of-pocket costs and expenses incurred by the Purchaser in obtaining such insurance recovery and after giving effect to any applicable deductible.



                            ARTICLE VI

                       ADDITIONAL AGREEMENTS

           Section 6.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, including, without limitation,
     Section 6.3(b), each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and under applicable Contracts, laws and regulations to consummate and make effective the transactions contemplated by this Agreement (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective Subsidiaries in connection therewith. Subject to the terms and conditions hereof, each of the Seller and the Purchaser will, and will cause its respective Subsidiaries to, promptly use all reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by such party in connection with the taking of any action contemplated by this Agreement.

           Section 6.2   Access to Information.  After the date
     hereof and prior to the Closing Date, upon reasonable notice, the Seller shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the Purchaser, access, during normal business hours to the extent necessary for the Purchaser to prepare or evaluate any schedules or filings contemplated by this Agreement, to all its properties, books, Contracts, commitments and records and all other information Related to the Aerospace Business, the Acquired Assets, the Assumed Liabilities, the Retained Assets, the Retained Liabilities and the Active and Former Aerospace Business Employees as the Purchaser may reasonably request, and, during such period, each of the Seller and the Purchaser shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement, dated August 23, 1995 (the "Confidentiality Agreement"), between the Seller and the Purchaser.

           Section 6.3   Further Assurances; Subsequent Transfer.

               (a) From time to time, each of the parties hereto will execute and deliver such further instruments and will take such other actions as the Purchaser or any of its Subsidiaries, on the one hand, or the Seller or any of its Subsidiaries, on the other hand, may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date, (i) at the request of the Purchaser or any of its Subsidiaries, the Seller and its Subsidiaries will execute and deliver such other instruments of transfer, and take such action as the Purchaser or any of its Subsidiaries may reasonably deem necessary in order to effectively transfer, convey and assign to the Purchaser and its Subsidiaries all of the Acquired Assets, to put the Purchaser and its Subsidiaries in actual possession and operating control thereof and to permit the Purchaser and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained) and to properly assume and discharge the related Assumed Liabilities, and (ii) at the request of the Seller or any of its Subsidiaries, the Purchaser and its Subsidiaries will execute and deliver such other instruments and agreements, and take such action, as the Seller or any of its Subsidiaries may reasonably deem necessary in order effectively to assume from the Seller all of the Assumed Liabilities and to confirm the Seller's right, title and interest in and to the Retained
     Assets.

               (b) The Seller will use all reasonable efforts and the Purchaser will reasonably cooperate with the Seller to obtain any consents required to transfer and assign to the Purchaser all Contracts, Licenses and other rights of any nature whatsoever relating to or constituting a part of the Acquired Assets (including, without limitation, by assisting the Purchaser in its efforts to obtain title insurance in respect of real property included within the Acquired Assets), it being understood that neither the Seller nor the Purchaser shall be obligated to make payments to third parties in order to obtain consents. In the event and to the extent that at the Closing the Seller is unable to obtain any such required consents, and the Purchaser elects to waive any condition to the Closing with respect to such consents, (i) the Seller shall continue to be bound by all of the above-mentioned Contracts, Licenses and other rights as to which such consent was not obtained, (ii) the Purchaser shall pay, perform and discharge fully all of the obligations of the Seller thereunder from and after the Closing Date, and (iii) the Seller shall, for a period continuing through September 30, 1996, continue to use all reasonable efforts to obtain such consent at the earliest practicable date following the Closing Date. The Seller shall, without further consideration therefor, pay, assign and remit to the Purchaser promptly all monies, rights and other consideration received in respect of such performance. The Seller shall exercise, enforce or exploit the rights and options under all such Contracts, Licenses and other rights and commitments referred to in this
     Section 6.3(b) only as reasonably directed in writing by the Purchaser and at the Purchaser's expense. Except with respect to the exercise or exploitation of the rights and options under the non-assignable Contracts, Licenses and other rights and commitments as contemplated under this Section 6.3(b), the Seller and its Subsidiaries shall have no obligation hereunder to pay, perform or discharge any obligations under any such non-assignable Contract, License or other right relating to the Acquired Assets after the Closing, and the Purchaser shall indemnify and hold harmless the Seller and its Subsidiaries (i) from any Third-Party Claims (as defined in Section 7.1) relating thereto, except to the extent such Third Party Claims relate to or arise from the performance by the Seller prior to the Closing Date or to any conduct which would amount to a breach by the Seller of its representations, warranties or covenants set forth in this Agreement, and (ii) from Third-Party Claims arising out of, resulting from or relating to any actions taken by the Seller or its Subsidiaries in connection with such Contracts, Licenses and other rights and commitments which the Purchaser directed the Seller or its Subsidiaries to take or which were reasonably taken if directions were requested by the Seller in writing and not forthcoming from the Purchaser within a reasonable period of time. If and when any such consent shall be obtained or such Contract, License or other right shall otherwise become assignable, the Seller or such Subsidiary, as the case may be, shall promptly assign all its rights and obligations thereunder to the Purchaser without payment of further consideration and the Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations.

               (c) Prior to the Closing, the Seller and its Subsidiaries shall take all necessary steps to remove any mortgages, claims, liens, charges or encumbrances affecting the assets of the Transferred Subsidiaries, other than Permitted Liens and any encumbrances relating to the Assumed Liabilities.

           Section 6.4   Stockholders' Meeting; Fiduciary Duties;
     Nonsolicitation.

               (a) The Parent shall, promptly after the date hereof, take all action necessary in accordance with the Delaware General Corporation Law (the "DGCL") and its Certificate of Incorporation and By-laws to convene a meeting of the Parent's stockholders to, among other things, consider and vote upon this Agreement and the transactions contemplated herein (the "Stockholders' Meeting"). The Board of Directors of the Parent will recommend to the Parent's stockholders the approval and adoption of this Agreement and the transaction contemplated herein (the "Recommendation"); provided, however, that the Board of Directors of the Parent may withdraw or modify the Recommendation if the Board of Directors concludes in good faith following consultation with outside counsel that such action is reasonably necessary for the Board of Directors to comply with its fiduciary obligations to the Parent's stockholders under applicable law. Unless the Recommendation shall have been withdrawn or modified in a manner adverse to the Purchaser, the Parent shall use its best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated herein and to secure the vote or the consent of the stockholders required by the DGCL to approve and adopt this Agreement and the transactions contemplated herein.

               (b) The Parent and the Seller shall not, and shall direct their respective officers, directors, employees and representatives not to, solicit any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Competing Transaction (as defined below), or, except in the circumstances described below, participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Nothing contained in this Section 6.4(b) or in any other provision of this Agreement shall, however, prohibit the Parent or its Board of Directors or its representatives from making such disclosures to its stockholders as are required under applicable law or by rules of the New York Stock Exchange or any other exchange on which the Parent's securities may be listed for trading. Notwithstanding the foregoing, nothing contained in this Section 6.4(b) or elsewhere in this Agreement shall prohibit the Board of Directors of the Parent or the Seller from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a bona fide written proposal for a Competing Transaction if such Board of Directors, after consultation with its legal counsel and financial advisors, determines in good faith that such Competing Transaction is economically superior to the transactions contemplated hereby and, in the case of the Board of Directors of the Parent, that such action is necessary or required for the Board of Directors of the Parent to comply with its fiduciary duties to the Parent's stockholders under applicable law. Subject to compliance with the provisions of Section 9.3 and the preceding sentence, the Board of Directors of the Parent may approve and recommend to the Parent's stockholders a Competing Transaction. As used herein, a "Competing Transaction" shall mean any of, or a proposal to effect any of, the following (other than the transactions contemplated by this Agreement) (i) any merger, consolidation, business combination or other similar transaction with respect to the Parent or the Seller, (ii) any tender offer or exchange offer for all of the outstanding capital stock of the Parent, or (iii) any sale, transfer or other disposition of all of the assets of the Aerospace Business.

           Section 6.5   Acquired Intellectual Property.

                (a) Use of Names. Following the Closing Date, (i) the Purchaser and its Subsidiaries shall have the sole and exclusive ownership of and right to use, as between the Purchaser and its Subsidiaries, on the one hand, and the Seller and its Subsidiaries, on the other hand, the Trademarks, (ii) the Seller shall, and shall cause its Subsidiaries and other affiliates to, take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Trademarks; provided, however, that the Purchaser acknowledges the Seller's rights to use the Pneumo Abex name and the Abex name as, or as part of, its corporate name or in connection with matters not related to the Aerospace Business, and provided further that Seller will not use the Pneumo Abex or Abex name or mark in any manner in connection with aerospace products or hydraulic or pneumatic products, and the parties agree that such uses described above are not likely to cause confusion with the Purchaser's use of the Trademarks,

     (iii) the Purchaser shall promptly take all action necessary to cause the Aerospace Business to cease the use of the name Pneumo Abex, (iv) the Seller and its Subsidiaries will not oppose, cancel, or challenge the use or applications or registrations of the Trademarks by the Purchaser and its Subsidiaries, (v) the Purchaser and its Subsidiaries will not oppose, cancel, or challenge the use or applications or registrations of the Corporate Name or the Abex trademark or trade name in connection with matters other than the Aerospace Business or hydraulic or pneumatic products by the Seller and its Subsidiaries, and (vi) the Seller and its Subsidiaries, on the one hand, and the Purchaser and its Subsidiaries, on the other hand, will each execute and deliver to the other such further consents as may be reasonably requested in connection with the foregoing applications or registrations, to the extent such consents are consistent with the rights of the respective parties under this Agreements.

                (b) Assignments of Acquired Intellectual Property. As soon as reasonably practicable following the Closing, the Seller will bring record title into Seller's name, and will deliver to the Purchaser executed assignments in such forms including legalizations and notarization, if appropriate, sufficient to properly convey, transfer and record title in the registered or applied for (including trademarks, patents and copyrights) Acquired Intellectual Property, other than that owned by Abex Aerohydraul or by Abex Japan, as follows:

                    (i)  to Parker Intangibles, all issued and
          pending U.S. Patents, and all Trademark registrations and applications therefor in all countries except Austria, Egypt, Italy, Korea, Mexico, Taiwan and Thailand; and

                    (ii)  to the Purchaser, all Copyright
          registrations and applications therefor, all issued and pending Patents outside the United States, and all Trademark registrations and applications therefor in Austria, Egypt, Italy, Korea, Mexico, Taiwan and Thailand.

               (c) Purchaser shall be solely responsible for recording the assignments referenced in Section (b) above, and will be solely responsible for all fees in connection with such recordings.


           Section 6.6.  Employee Matters; Employee Benefit Plans.

               (a) As of the Closing Date, the Purchaser shall offer employment on such terms and conditions as the Purchaser shall deem appropriate (but subject to any applicable requirements of law) to all Active Aerospace Business Employees.

               (b)  Pension Plan, Savings Plan, Retiree Medical.
     Except as otherwise provided in this subsection, and Sections 1.3(a), and 7.3(d), the Purchaser is not assuming and will not have any responsibility for any claims arising under any Compensation or Benefit Plan of the Seller before or after the Closing Date.

               (i)  Pension Plan:

                    (A) Seller maintains the Pneumo Abex Corporation Retirement Income Plan (the "Pneumo Abex Retirement Income Plan"), a defined benefit pension plan qualified under Section 401(a) of the Code, for the benefit of many of its current and former employees, including the Active Aerospace Business Employees and certain former employees of the Aerospace Business who are receiving a benefit or are entitled to receive a benefit in the future (the "Vested/Retired Employees"). Section 6.6(b)(i)(A) of the Seller Disclosure Schedule sets forth the following information with respect to all Active Aerospace Business Employees and Vested/Retired
               Employees: name, Social Security number, estimated accrued benefit as of January 1, 1995 (Vested/Retired Employees only), pay status, and form of payment (Vested/Retired Employees in pay status only).

                    (B) The Seller agrees to take all action necessary and advisable to spin off from the Pneumo Abex Retirement Income Plan as of the end of business December 31, 1995, or such other date prior to the Closing as the Seller may determine, a plan that will include the vested and unvested projected benefit obligations of the Active Aerospace Business Employees and the vested projected benefit obligations of the Vested/Retired Employees (the "NWL Retirement Income Plan"), and an amount of assets related to such liabilities and obligations (collectively, the "Assets and Liabilities"). The Pneumo Abex Retirement Income Plan will retain all liabilities and obligations (and related assets) with respect to all other participants in the Pneumo Abex Retirement Income Plan. In computing the amount of the Assets and Liabilities to be transferred to the NWL Retirement Income Plan, and the amount of assets and liabilities to be retained by the Pneumo Abex Retirement Income Plan, the rules of Sections 414(l)(1) and 414(l)(2) shall be applied.

                    (C) As of the day following the Closing Date, The Purchaser shall be substituted for the Seller as the plan sponsor and plan administrator (within the meaning of Section 3(16) of ERISA) of the NWL Retirement Income Plan, and all instruments governing such plan shall be amended effective as of the day after the Closing Date by changing all references to Pneumo Abex Corporation therein to "Parker-Hannifin Corporation," and making all other changes necessary or appropriate to effectuate the terms and conditions of this Agreement.

                    (D) The Pneumo Abex Retirement Income Plan is assumed to have a net pension excess of $14,088,000 as of September 30, 1995, which amount shall be reflected as an asset on the Seller Balance Sheet (the "Net Pension Asset").

                    (E) The Closing Balance Sheet shall reflect the Assets and Liabilities as modified pursuant to this Section 6.6(b)(i)(E). As of the Closing Date, the amount of the Liabilities shall be calculated by rolling forward the Liabilities as of January 1, 1996, calculated by applying a discount rate of seven and one-half percent (7-1/2%), salary scale of four percent (4%), and other relevant assumptions used by Seller for purposes of calculating funding liabilities for the Pneumo Abex Retirement Income Plan under the Code for the plan year ending in 1994. The Liabilities will be rolled forward from January 1, 1996 to the Closing Date in accordance with the formula set forth in Section 6.6(b)(i)(E) of the Seller Disclosure Schedule. The amount of the Assets shall be the fair market value of the Assets on the Closing Date. The fair market value of the Assets at the Closing Date shall be reduced by the Liabilities at the Closing Date in order to obtain the Net Pension Asset for purposes of the Closing Balance Sheet.

               (ii)  Savings Plan:

                    (A) As of the Closing Date, the Seller shall provide for full vesting of the account balance of each Active Aerospace Business Employee who has been participating in the Pneumo Abex Corporation Supplemental Retirement and Savings Plan for Salaried Employees, and shall permit distribution of such Active Aerospace Business Employees' account balances, to the extent permitted by the Code, ERISA and the plan documents, as soon as practicable after the Closing; provided, that any such Active Aerospace Business Employee shall have the right to direct that his account balance shall be transferred into the Parker Retirement Savings Plan (the "Purchaser's Savings Plan").

                    (B) All Active Aerospace Business Employees, other than any such Employees who are represented by collective bargaining, shall be entitled to participate in the Purchaser's Savings Plan as soon as practicable following the Closing, provided that any such Active Aerospace Business Employee has a total of at least 90 days of employment with the Seller and the Purchaser (combined) at the time the Purchaser's Savings Plan becomes available to him or her.

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
               (iii) Retiree Medical. The Purchaser shall make retiree medical, dental and life benefits available to each former employee of the Aerospace Business who was employed at an Acquired Facility and who is receiving or is entitled to receive such benefits as of the Closing Date (the "Retired Employees"); provided, however, that the Purchaser reserves the right to change the terms and conditions of such coverage from time to time. The Closing Balance sheet shall reflect a liability for retiree medical obligations, which shall be assumed to be $24,668,000 as of September 30, 1995, shall be adjusted for benefit accruals and accrued interest on the liabilities from September 30, 1995 to the Closing Date, and shall be recalculated as of the Closing Date based on a discount rate of seven and one-half percent (7-1/2%), a health care cost trend rate of ten percent (10%) in 1995, graded uniformly down to five percent (5%) in 2008, and other assumptions set forth in Section 6.6(b)(iii) of the Seller Disclosure Schedule.

               (iv) Active Medical and Dental Benefits. As of the Closing, Purchaser will provide all Active Aerospace Business Employees with such medical, dental, life, and other benefits as the Purchaser deems appropriate. Notwithstanding the foregoing, Seller shall remain liable for any medical or dental services incurred on or before the Closing.

               (vi) Ability to Amend. Nothing contained herein shall be deemed in any way to restrict, prohibit, or limit Purchaser's right to modify, amend or eliminate any employee benefit plan or program, or to add additional, or substitute other employee benefit plans or programs with respect to any Active Aerospace Business Employee.

               (vii) The parties hereto agree that if a bond is posted or an escrow established in favor of the NWL Retirement Income Plan (including any successor), or otherwise in respect of the assets and liabilities thereof assumed by this Agreement, in each case by reasons of transactions occurring prior to the Closing Date, the cost of posting such bond or the burden of funding the escrow shall be borne by the Seller and not by the Purchaser. Notwithstanding the foregoing, if and to the extent that there is performance on any such bond or a claim made against such escrow, or if any amounts are contributed to or paid in respect of such plan (or successor) or the assets and liabilities thereof assumed by this Agreement, in lieu of claims with respect to such bond or escrow, the Purchaser shall reimburse and pay to the Seller all amounts so contributed, paid, claimed or performed.

               (viii) References to employee or former employee participants in this Agreement shall include dependents or beneficiaries of such persons.

           Section 6.7   Fees and Expenses.  Whether or not the
     transactions contemplated by this Agreement are consummated all costs and expenses incurred

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
     in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, it being agreed for such purposes that amounts paid to record title in the Acquired Intellectual Property or to obtain title insurance for real property included in the Acquired Assets shall be expenses of the Purchaser. The parties agree, however, to share equally any transfer taxes, sales taxes, recording taxes or similar taxes payable by either the Seller or its Subsidiaries, on the one hand, or by the Purchaser or its Subsidiaries, on the other hand, in connection with the transfer of the Acquired Assets to the Purchaser or its Subsidiaries hereunder.
     The party which is legally obligated to pay the applicable tax (or in the absence of a legal requirement, the party that customarily pays such tax) shall file the relevant tax return and pay the appropriate tax and will be promptly reimbursed by the other party for one-half of the tax liability.

           Section 6.8 Cash Collections and Disbursements. For each calendar month commencing with the month in which the Closing Date occurs and continuing until reasonably determined by the parties no longer to be necessary, and the Seller shall cause all cash collections and cash disbursements received or made by the Seller and its Subsidiaries for the benefit of the Purchaser and its Subsidiaries during the relevant month to be remitted or reimbursed, as the case may be, to the Purchaser as promptly as possible but in any case within 15 days after the receipt thereof or request for reimbursement thereof, as the case may be.

           Section 6.9   Insurance.

               (a) The Seller will continue to carry and maintain in full force and effect the insurance policies listed on Section 3.18 of the Seller Disclosure Schedule, or policies with comparable coverage, to the Closing Date.

               (b) The Seller agrees to maintain insurance coverage on an occurrence basis for liabilities and obligations arising out of any actual or alleged injury to persons or property (except for employees or property of the Aerospace Business) occurring prior to the Closing Date, either as a result of ownership, possession or use of any product manufactured or sold by the Aerospace Business (including for purposes of this Section 6.9(b) the Seller's former facilities at Oxnard and Santa Maria, California and the business formerly conducted by Jensen-Kelly Corporation). The Seller agrees that the Transferred Subsidiaries will each be insureds under the above-mentioned insurance coverage. The Purchaser agrees to main-tain insurance coverage on an occurrence basis for liabilities and obligations arising out of any actual or alleged injury to persons or property (except for employees or property of the Aerospace Business) occurring on or after the Closing Date, either as a result of ownership, possession or use of any product manufactured or sold by the Aerospace Business (including for purposes of this Section 6.9(b) the Seller's former facilities at Oxnard and Santa Maria, California

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
     and the business formerly conducted by Jensen-Kelly Company). All such policies of insurance shall be procured on a basis consistent with standard industry practices.

           Section 6.10 Purchase Price Allocation for Tax Purposes. Pursuant to Section 1060 of the Code and the Treasury regulations thereunder and any analogous provisions of state, local or foreign law, the Seller and the Purchaser shall prepare and file "asset acquisition statements" with the Service and other taxing authorities as required by applicable law with respect to the acquisition of the Acquired Assets. The asset acquisition statements shall be filed in the time and manner set forth in Section 1060 of the Code and the Treasury regulations thereunder, and any analogous provisions of state, local or foreign law, and shall allocate the total consideration to be paid by the Purchaser (including the Assumed Liabilities) to the Acquired Assets in conformance with the methods prescribed therein. The parties agree that the asset acquisition statements shall provide for the allocations set forth in Section 6.10 of the Seller Disclosure Schedule unless otherwise agreed to by the parties.

           Section 6.11  Guaranties; Letters of Credit.  The
     Purchaser shall cause itself or one or more of its affiliates to be substituted in all respects for the Seller or any Retained Subsidiary, effective as of the Closing Date, in respect of all obligations of the Seller and any such Retained Subsidiary under each of the Guaranties. If, after using all reasonable efforts to do so, the Purchaser is unable to effect such a substitution with respect to any Guaranty that is not a letter of credit, the Purchaser shall indemnify the Seller with respect to the obligations and liabilities covered by each of the Guaranties for which the Purchaser does not effect such substitution. As a result of the substitution contemplated by the first sentence of this Section 6.11, the Seller and the Retained Subsidiaries shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guaranties except for obligations, if any, for which the Seller is fully indemnified by the Purchaser.

           Section 6.12 Disclosure Schedule Updates. No later than five business days prior to the scheduled Closing Date, the Seller shall amend or supplement the Seller Disclosure Schedule and the Purchaser shall amend or supplement the Purchaser Disclosure Schedule with respect to any matter coming to their respective attention or arising which, if known to them or existing prior to the date of this Agreement, would have been required to be set forth therein or which is necessary or desirable to complete or correct any information contained therein or in any representation or warranty rendered inaccurate thereby. In the event the Closing occurs, all references in this Agreement to the Seller Disclosure Schedule and the Purchaser Disclosure Schedule shall be deemed to give effect to all such amendments and supplements.

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
           Section 6.13  Tax Returns.  The Purchaser agrees to
     prepare IRS Form 5471 for the taxable year which includes the Closing Date, if applicable, for any Transferred Subsidiaries on behalf of the Seller and the Purchaser and to prepare all other required Tax Returns for any Transferred Subsidiaries with a return due date after the Closing Date in a manner consistent with applicable Tax laws. A copy of such Tax Returns shall be submitted to the Seller for its review at least 30 days prior to the earlier of its due date or the date of filing. The Purchaser agrees to provide the Seller with copies of such Tax Returns as filed. The Seller will prepare all Tax Returns for any Transferred Subsidiaries for any taxable year with a return due date ending on or prior to the Closing Date on a basis consistent with past practice. The Purchaser will provide the Seller with appropriate powers of attorney to enable the Seller to sign and file such returns. The Seller agrees to provide the Purchaser with copies of such Tax Returns as filed. Any disputes with respect to such Tax Returns shall be resolved by the Independent Accounting Firm, or such other independent expert as may be mutually agreed upon by the parties, whose determination shall be binding on the parties.

           Section 6.14 Cooperation. The Purchaser and the Seller and their respective affiliates shall cooperate in the preparation of all Tax Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system Tax Returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information.

           Section 6.15 W-2 Preparation. The Seller and Purchaser agree that the Purchaser is purchasing substantially all of the property used in the Aerospace Business and, in connection therewith, the Purchaser will employ individuals who immediately before the Closing Date were employed in such business by the Seller. Accordingly, pursuant to Revenue Procedure 84-77, at the request of the Seller, provided the Seller provides the Purchaser with all necessary payroll records for the calendar year that includes the Closing Date, the Purchaser will furnish a Form W-2 to each U.S. Transferred Employee that is employed by the Purchaser disclosing all wages and other compensation paid for such calendar year, and Taxes withheld and deposited therefrom, and Seller will be relieved of the responsibility to do so.

           Section 6.16  Books and Records; Personnel.

               (a) Neither the Purchaser nor any of its Subsidiaries shall within ten years after the Closing Date or, with respect to Tax records within the later of six years or the applicable statute of limitations as extended, dispose of or destroy any business records or files Related to the Aerospace Business for periods prior to the Closing Date, without first offering to turn over possession thereof to the Seller by written notice at least 30 days prior to the proposed dates of such disposition or destruction.

               (b) From and after the Closing Date, to the extent reasonably required by or in connection with the preparation of Tax Returns or other legitimate purposes specified in writing, each of the Purchaser and the Seller shall (subject to applicable contractual and privacy obligations) allow the other party and its agents access to all business records and files (other than those containing competitively sensitive or privileged information) Related to the Aerospace Business, which relate to periods prior to the Closing Date, upon reasonable advance notice during normal working hours, and each party shall have the right, at its own expense, to make copies of any such records and files, provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of business.

               (c) From and after the Closing Date, each party shall make available to the other upon written request (and at the requesting party's expense) personnel whose assistance or participation is reasonably required in anticipation of, preparation for, or the prosecution or defense of existing or future claims or actions, Tax Returns or other matters in which the parties do not have any adverse interest.

               (d) Any confidential, proprietary or trade secret information provided under this Section 6.16 shall be deemed "Confidential Information" under the terms of the Confidentiality Agreement and shall be held in accordance with the terms thereof.

           Section 6.17  Certain Tax Elections.  Neither the
     Purchaser nor any member of the affiliated group (within the meaning of Section 1504 of the Code) which includes the Purchaser shall make an election under Section 338 of the Code, or take or omit to take any action, the taking or omission of which causes the Purchaser or any member of the affiliated group which includes the Purchaser to be treated as having made an election under Section 338 of the Code, with respect to any Transferred Subsidiary.

           Section 6.18 Real Estate Matters. Prior to the Closing, the Purchaser and the Seller shall complete the following actions with respect to the real estate upon which the Acquired Facilities are situated:

               (a) On or before February 29, 1996, the Seller shall deliver to the Purchaser, at the Purchaser's expense, (i) commitments for ALTA owners title insurance policies (the "Title Commitments") from a mutually agreeable nationally recognized title company (the "Title Company") to insure in the Purchaser, (a) fee simple title to the Kalamazoo Real Property, (b) fee simple title to the Beaufort Real Property, and (c) fee simple title to the Dublin Real Property, in each case free and clear of all liens and encumbrances, except Permitted Liens (the "Title Exceptions"); and
     (ii) ALTA surveys of the Kalamazoo Real Property, the Beaufort Real Property, and the Dublin Real Property, certified to the Purchaser and the Title Company, and prepared in such a manner as to enable the Title Company to remove the standard survey exception from the Title Commitments.

               (b) Following review and approval by the Purchaser and prior to the Closing, the Seller will execute and deliver to the Title Company for safekeeping the Deeds, together with such affidavits, certificates and other instruments as are ordinarily delivered to a purchaser of real estate or filed in the public records of Kalamazoo County, Michigan, Beaufort County, South Carolina, and Laurens County, Georgia.

               (c) At the time Seller delivers the Deeds to the Title Company, the Seller and the Purchaser will deliver to the Title Company a joint letter instructing the Title Company to hold the Deeds until the Closing; and

               (i) At the Closing, if the Title Company is then prepared to issue to the Purchaser the Title Company's Owner's Policies of Title Insurance in the form set forth in the Title Commitments described in Section 6.18(a), and upon joint telephonic instructions from the Seller and the Purchaser to file the Deeds for record in appropriate public records; or

               (ii) In the event the Closing does not occur, to return the Deeds to the Seller and the funds deposited by each party to that party.

          (d) If the Title Company is instructed to file the Deeds for record, then the Deeds will be deemed to have been filed as of the close of business on the Closing Date;

           Section 6.19 Non-competition. The Seller, on behalf of itself and its Subsidiaries, agrees that, for a period beginning on the Closing Date and ending five years thereafter, it will not, directly or indirectly, anywhere in the world, engage in any business or acquire any financial or beneficial interest in any corporation (other than the ownership of 5% or less of the stock of a company whose stock is publicly held), partnership, joint venture, trust or other entity as to which the production, development, and processing for the production of, manufacturing, distribution or sale of products that are the same as, similar to, or competitive with those manufactured, sold, distributed or provided by the Aerospace Business represents 10% or more of its revenues on a consolidated basis. If, at the time of enforcement of this Section 6.19, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions. The Seller recognizes and affirms that in the event of a breach of any of the provisions of this Section 6.19, money damages would be inadequate and the Purchaser would have no adequate remedy at law. Accordingly, the Seller agrees that the Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights hereunder not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6.19, including, without limitation, the extension of the duration of the non-competition period by a period equal to the length of the violation. In the event of a breach or violation of any of the provisions of this Section 6.19, the running of the non-competition period (but not of the Seller's obligations thereunder) shall be tolled during the continuance of any actual breach or violation.

           Section 6.20  Certain Other Matters.

               (a) Neither the Purchaser nor any of its Subsidiaries or affiliates shall take any action which, to the Purchaser's knowledge, would result in a violation of any of the provisions of the Stock Purchase Agreement, dated as of April 28, 1988, as amended (the "Whitman Stock Purchase Agreement"), between IC Industries, Inc. and PA Holdings Corporation, and the Settlement Agreement, dated as of September 23, 1991 (the "Settlement Agreement" and, collectively with the Whitman Stock Purchase Agreement, the "Whitman Agreements") , between Whitman Corporation and Pneumo Abex Corporation (copies of which Seller has furnished to the Purchaser) applicable to the Seller with respect to the Aerospace Business, the Acquired Assets or the Assumed Liabilities and the Purchaser shall reasonably assist and cooperate with the Seller in complying with the Seller's obligations under the Whitman Agreements.

               (b) Prior to the Closing, the Seller shall file all required Annual

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
     Stockholding Reports for Abex Japan for the years 1992, 1993 and 1994 and 1995, with the Japan Fair Trade Commission, and the Seller shall pay to such Commission any fines or penalties resulting from the failure to file such Reports.

               (c) The Purchaser shall provide the Seller with notice (the "Environmental Notice") of any Environmental Liability which the Purchaser seeks to designate as a Retained Liability under
     Section 1.3(b)(iii)(A)(2), within 45 days of the earlier of (i) receiving notice of the facts giving rise to such Environmental Liability, or (ii) receiving notice from a third party of a claim for such Environmental Liability, (the "Environmental Notice Period").

               (d) Any Environmental Liability subject to the requirements of Section 6.20(c) for which the Purchaser fails to satisfy the notice requirements of Section 6.20(c) shall be deemed an Assumed Liability under Section 1.3(a)(xii), and the Seller shall have no liability for or obligation to take any action with respect to any such Environmental Liability; provided, however, that if such Environmental Liability results from a Third Party Claim (as defined in Section 7.1(b)) and the Environmental Notice is not given by Purchaser within the Environmental Notice Period set forth in
     Section 6.20(b), the Environmental Liability shall be eligible for designation as a Retained Liability:

               (i) if Purchaser can establish that the time elapsed between the end of the Environmental Notice Period and the giving of the Environmental Notice is reasonable; and

               (ii) to the extent that the Purchaser can establish that the Seller has not been prejudicial by such time elapsed.

               (e)  All notices and other communications under this
     Section 6.20 shall be delivered pursuant to Section 10.3.

           Section 6.21 Customer Warranty Claims. The Purchaser will assume liability for all customer warranty and retrofit claims for products manufactured or sold by the Seller (including for purposes of this Section 6.21 at the Seller's former facilities in Oxnard and Santa Maria, California) prior to the Closing Date, including the obligation to provide refunds, credits, replacement products or to complete retrofits. The Closing Balance Sheet shall include a reserve for all such warranty and retrofit claims through the Closing Date, calculated in a manner consistent with the Seller Balance Sheet. The Seller will reimburse the Purchaser for any such warranty or retrofit claims which aggregate $500,000 in excess of such reserve which are submitted by the Purchaser to the Seller within a period of one year after the Closing Date.

           Section 6.22  Assignment and License of Additional
     Intellectual Property.

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                (a) Assignment.  With respect to the trademark
     registrations set forth in Section 1.2(a)(vii) to the Seller Disclosure Schedule, Purchaser acknowledges Seller's obligation pursuant to Section 5.18 of the Asset Purchase Agreement between Seller and Wagner Electric Corporation ("Wagner") dated November 21, 1994 (the "Wagner Agreement") to assign to Wagner that portion of such registrations that cover products of the Business, as that term is defined in the Wagner Agreement ("Wagner Products"), provided, however, that no such assignment of any particular registration is required if it is impracticable in the relevant jurisdiction (i) to divide that registration into separate registrations for Wagner Products and all other products, (ii) to amend such registration to permit the issuance of a registration to Wagner covering Wagner Products, or (iii) to partially assign such registration to Wagner to the extent it covers Wagner Products. As soon as practicable following the Closing, Seller will undertake to determine whether in each relevant jurisdiction each trademark registration on Section 1.2(a)(vii) of the Seller Disclosure Schedule can be divided, amended or partially assigned as described above. For any registration that can be so divided, amended or partially assigned as described above, Seller will promptly assign the non-Wagner registration or portion thereof together with all goodwill associated therewith, to Parker Intangibles by delivering to Purchaser assignments as described in Section 6.5(b) of this Agreement for such non-Wagner registration or portion thereof. For any registration that cannot be so divided, amended, or partially assigned, Seller shall promptly assign the entire registration, together with all goodwill associated therewith (the "Complete Registrations") to Parker Intangibles by delivering to Purchaser assignments as described in Section 6.5(b) of this Agreement for such Complete Registrations subject to the existing December 29, 1994 Trademark license to Wagner (the "Wagner License") which license shall also be assigned to Parker Intangibles with respect to any such Complete Registration assigned to Parker Intangibles. Purchaser shall cause Parker Intangibles to assume the obligations of Seller under the Wagner License with respect to any Complete Registration so assigned to Parker Intangibles and to take no action nor omit to take any action which would constitute a breach of the Wagner License.

                (b) License. Following the Closing and until such time as the assignments described above are completed, Purchaser shall have the exclusive right to use the trademarks set forth in Section 1.2(a)(vii) of the Seller Disclosure Schedule in the applicable jurisdictions listed in such Section (the "Licensed Marks") in connection with the products and services that were offered by Seller under the Licensed Marks in the course of the Aerospace Business as of the Closing Date (the "Licensed Products").
     Purchaser agrees that (i) the Licensed Products bearing the Licensed Marks will be of a standard of quality at least as high as that heretofore established by Seller and existing as of the Closing Date for the Licensed Products, (ii) the Licensed Marks shall be used substantially in the manner used by

     Seller as of the Closing Date, and (iii) the Licensed Marks and Licensed Products bearing such Licensed Marks shall be used and sold in accordance with all applicable laws and regulations, and (iv) in the event the Licensed Marks and Licensed Products are not used in the manner described in (ii) above and of a quality described in (i) above, respectively, Seller shall have the right to terminate the license described herein.


                            ARTICLE VII

                          INDEMNIFICATION

           Section 7.1   Certain Definitions.  As used in this
     Agreement, the following terms shall have the meanings set forth below:

                (a) Losses. The term "Losses" shall mean any and all losses, liabilities, damages, reasonable expenses or diminutions in value of any kind or character (whether or not known or asserted prior to the date hereof), including, without limitation, interest on any amount payable to a third party as a result of the foregoing, liabilities on account of Taxes (including interest and penalties thereon) and any legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability; provided, however, that Losses shall be net of any insurance proceeds received by an Indemnitee from an insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds); provided, further, that Losses shall not include losses, liabilities, damages or expenses incurred due to the interruption of the Indemnitee's business.

                (b) Third-Party Claims. The term "Third-Party Claims" shall mean any and all Losses which arise out of or result from (i) any claims or actions asserted against an Indemnitee by a third party, (ii) any rights of a third party asserted against an Indemnitee, or (iii) any liabilities of, or amounts payable by, an Indemnitee to a third party arising out of subparagraphs (i) or
     (ii), including, without limitation, claims or actions asserted against an Indemnitee by any taxing authority on account of Taxes.

                (c) Indemnitee. The term "Indemnitee" shall mean any person which may be entitled to seek indemnification pursuant to the provisions of Section 7.2 or 7.3.

                (d) Indemnitor. The term "Indemnitor" shall mean any person which may be obligated to provide indemnification pursuant to
     Section 7.2 or 7.3,

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
                (e) Notice Period. The term "Notice Period," as applied to any Third-Party Claim for which an Indemnitee seeks to be indemnified pursuant to this Article VII, shall mean the period ending the earlier of the following:

               (i)  45 days after the time at which the
          Indemnitee has either (x) received notice of the facts giving rise to such Third-Party Claim or (y) commenced an active investigation of circumstances likely to give rise to such Third-Party Claim and, in each case, where such Indemnitee believes or should reasonably believe that such facts or circumstances would give rise to such Third-Party Claim for which such Indemnitee would be entitled to indemnification pursuant to this Article VII; and

               (ii)  45 days after the time at which any
          Third-Party claim against the Indemnitee has become the subject of proceedings before any court or tribunal, or such time as would allow the Indemnitor sufficient time to contest, on the assumption that there is an arguable defense to such Third-Party Claim, such proceeding prior to any judgment or decision thereon.

                (f) Claim Notice. The term "Claim Notice" shall have the meaning set forth in Section 7.4(a).

           Section 7.2 Indemnity by the Seller and the Parent. The Seller and the Parent jointly and severally agree to indemnify and hold harmless the Purchaser and its Subsidiaries (including the Transferred Subsidiaries), directors, officers, employees, agents and representatives (the "Purchaser Indemnified Parties") (each of whom may be an Indemnitee pursuant to this Section 7.2) from and against the following:

                (a) Retained Liabilities. Any and all Losses in respect of the Retained Liabilities.

                (b)  Third-Party Claims.  Any and all Third-Party
     Claims in respect of the Acquired Assets, other than Third-Party Claims in respect of Assumed Liabilities, which may be asserted against any such Indemnitee or the Acquired Assets or which any such Indemnitee shall incur or suffer to the extent that such Third-Party Claims arise out of, result from or relate to:

               (i)  any Retained Liabilities;

               (ii) any Liens imposed on the Acquired Assets, or any of them, resulting from the Seller's or any of its Subsidiaries' failure

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
          to satisfy Retained Liabilities; or

               (iii) any liability resulting from the Seller's or any of its Subsidiaries' failure to comply with the requirements of any bulk sales or similar legislation applicable to the transactions contemplated by this Agreement.

                (c) Breach of Representation, Warranty, Etc. Any and all Losses which may be asserted against such Indemnitee or which such Indemnitee may incur or suffer and which arise out of or result from:

               (i)  any untrue representation or breach of
          warranty of the Seller in this Agreement;

               (ii) any default or nonfulfillment or breach of any covenant or agreement on the part of the Seller under this Agreement;

               (iii)  any untrue representation or breach of
          warranty in any of the Seller Documents; or

               (iv) the failure by the Seller to have conveyed to the Purchaser on the Closing Date all right, title and interest in and to the Acquired Assets, including, without limitation, any Contracts Related to the Aerospace Business other than those the benefits of which are provided to the Purchaser pursuant to Section 6.3(b), free and clear of any Lien of any nature whatsoever (except for Permitted Liens and as otherwise contemplated by this Agreement and other than such thereof as are included in or arise in respect of the Assumed Liabilities);

     provided, that, for purposes of determining Losses arising out of or resulting from any untrue representation or breach of warranty of the Seller, (i) qualifications to the effect that inaccuracies of such representation or warranty "would not, individually or in the aggregate, have a material adverse effect on the Aerospace Business" shall be disregarded, and (ii) Losses which are reflected in the calculation of the Closing Net Worth shall be disregarded.

           Section 7.3 Indemnity by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller, Parent, any Compensation and Benefit Plan and their respective directors, officers, employees, agents, fiduciaries and representatives (the "Seller Indemnified Parties") (each of whom may be an Indemnitee pursuant to this Section 7.3) from and against the following:

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                (a)  Assumed Liabilities.  Any and all Losses in
     respect of the Assumed Liabilities.

                (b) Third-Party Claims. Any and all Third-Party Claims in respect of the Acquired Assets, other than Third-Party Claims in respect of Retained Liabilities, which may be asserted against any such Indemnitee, or which any such Indemnitee shall incur or suffer, including, without limitation, Third-Party Claims in respect of Assumed Liabilities.

                (c) Breach of Representation, Warranty, Etc. Any and all Losses which may be asserted against any such Indemnitee or which any such Indemnitee shall incur or suffer and which arise out of or result from:

               (i)  any untrue representation or breach of
          warranty of the Purchaser in this Agreement;

               (ii) any default or nonfulfillment or breach of any covenant or agreement on the part of the Purchaser under this Agreement; or

               (iii)  any untrue representation or breach of
          warranty in any of the Purchaser Documents;

     provided, that, for purposes of determining Losses arising out of or resulting from any untrue representation or breach of warranty of the Purchaser, qualifications to the effect that inaccuracies of such representation or warranty "would not, individually or in the aggregate, have a material adverse effect on the Purchaser" shall be disregarded.

               (d) Welfare Plans. Any and all Losses that may be asserted against any such Indemnitee or which such Indemnitee shall incur or suffer and which, directly or indirectly, arise out of, relate to, or result from (x) any act or omission of the Purchaser after the Closing Date with respect to any medical, dental, life, disability or other benefits provided (or not provided) to or in the respect of the individuals described in Sections 1.3(a)(iii), 1.3(a)(iv), 1.3(a)(v), 6.6(b)(iii), or 6.6(b)(iv), or (y) Seller's
     discontinuance of its benefit plans with respect to Active Aerospace Business Employees or Retired Employees as a result of the transactions contemplated in this Agreement and Purchaser's provision of (or failure to provide) benefits with respect to such employees. By way of example only, and without limitation, such an act or omission would include Purchaser's choice not to offer a specified type or level of retiree medical coverage to Retired Employees or Purchaser's choice not to offer retiree medical coverage to Active Aerospace Business Employees. The indemnity provided for in this paragraph shall not be construed to impose any obligation on the Purchaser to provide benefits

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
     in any specific amount or to any specific group, or to interfere with the powers reserved by the Purchaser to modify, amend or terminate any employee benefit plan or program as provided in Section 6.6(b)(v).

           Section 7.4 Notification of Third-Party Claims. In no case shall any Indemnitor under this Agreement be liable with respect to any Third-Party Claim against any Indemnitee unless the Indemnitee shall have delivered to the indemnitor a Claim Notice and the following conditions are satisfied:

                (a) Timely Delivery of Claim Notice. Except as provided in Section 7.4(b), no right to indemnification under this
     Article VII shall be available to an indemnitee with respect to a Third-Party Claim unless the Indemnitee shall have delivered to the Indemnitor within the Notice Period a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to such Third-Party Claim and stating that the Indemnitee intends to seek indemnification for such Third-Party Claim from the Indemnitor pursuant to this Article VII.

                (b) Late Delivery of Claim Notice. If, in the case of a Third-Party claim, a Claim Notice is not given by the Indemnitee within the Notice Period as set forth in Section 7.4(a), the Indemnitee shall nevertheless be entitled to be indemnified under this Article VII:

               (i) if the Indemnitee can establish that the time elapsed between the end of the Notice Period and the giving of the Claim Notice is reasonable; and

               (ii)  to the extent that the Indemnitee can
          establish that the Indemnitor has not been prejudiced by such time elapsed.

           Section 7.5 Defense of Claims. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim not Related to the Aerospace Business or relating to an Off-Site Environmental Liability, the Indemnitor shall assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and the Indemnitee shall cooperate in all reasonable respects in such defense. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim Related to the Aerospace Business (except those relating to an Off-Site Environmental Liability), the Indemnitor may assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and the Indemnitee shall cooperate in all reasonable respects in such defense. The Indemnitee shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnitor only if such counsel is retained pursuant to either of the following two sentences or if the employment of such

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
     counsel has been specifically authorized by the Indemnitor. If the Indemnitor does not notify the Indemnitee within sixty days after receipt of the Claim Notice Related to the Aerospace Business that is elects to undertake the defense thereof, the Indemnitee shall have the right to defend the claim with counsel of its choosing reasonably satisfactory to the Indemnitor, subject to the right of the Indemnitor to assume the defense of any claim at any time prior to settlement or final determination thereof. Notwithstanding anything to the contrary contained in this Section 7.5, the Indemnitee shall have the right to employ separate counsel if, under applicable standards of professional conduct (as advised by counsel to the Indemnitee), a conflict of interest on any issue between the Indemnitee and the Indemnitor exists in respect of a Third-Party Claim. The Indemnitee shall send a written notice to the Indemnitor of any proposed settlement of any claim, which settlement the Indemnitor may reject, in its reasonable judgment, within thirty days of receipt of such notice. Failure to reject such notice within such thirty day period shall be deemed an acceptance of such notice.

           Section 7.6   Access and Cooperation.  After the Closing
     Date, the Purchaser, on the one hand and the Seller, on the other hand, shall (i) each cooperate fully with the other as to all Third-Party Claims, shall make available to the other, as reasonably requested, all information, records and documents relating to all Third-Party Claims and shall preserve all such information, records and documents until the termination of any Third-Party Claim and
     (ii) make available to the other, as reasonably requested, personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any Third-Party Claim.

           Section 7.7 Assessment of Claims. In the event that any of the Losses for which an Indemnitor is responsible or allegedly responsible pursuant to Section 7.2 or 7.3 are recoverable or potentially recoverable against any third party at the time when payment is due hereunder, following payment by the Indemnitor to the Indemnitee for such losses the Indemnitee shall assign any and all rights that it may have to recover such losses to the Indemnitor, or, if such rights are not assignable under applicable law or otherwise, the Indemnitee shall attempt in good faith to collect any and all Losses on account thereof from such third party for the benefit of, and at the expense and direction of, the Indemnitor.

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
           Section 7.8   Limits on Indemnification.

                (a)  Limitations on the Seller's Environmental
     Indemnification.

               (i) In calculating any amount payable to any Purchaser Indemnified Party for an Environmental Liability which is a Retained Liability under Section 1.3(b)(iii), the amount shall be reduced by any recoveries by the Purchaser or any of its affiliates from third parties (including insurance carriers), net of recovery costs (including internal costs) pursuant to indemnification (or otherwise) with respect thereto. To the extent that the Purchaser recovers any amount from any third party in respect of any matter for which the Seller shall have paid any amount pursuant to Section 7.2, the amount so recovered shall be promptly refunded to the Seller without any other right of set-off, other than for the costs of recovering such amount. The Purchaser shall use its reasonable efforts to mitigate Losses for which it seeks indemnification under this
          Article VII.

               (ii)  The Purchaser shall not be entitled to
          indemnification and the Seller shall not have any obligation to take any action regarding Environmental
          Liabilities which are Retained Liabilities under Section 1.3(b)(iii)(A) to the extent arising out of or attributable to:

                    (A)  measures in excess of those reasonably
               necessary to comply with Current Environmental Laws (including those measures required by a Governmental Entity to comply with such Environmental Laws), or, in the case of measures not specifically required by Current Environmental Laws (as defined in Section 7.8(a)(iii)) or mandated by a Governmental Entity, in excess of those necessary to prevent harm to human health or the environment;

                    (B)  Environmental Laws or Cleanup
               standards more stringent than those existing under Current Environmental Laws;

                    (C)  the failure of the Purchaser or any of
               its affiliates to use reasonable efforts to mitigate liabilities and costs for which it seeks indemnification under this Article VII;

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
                    (D)  actions required by any Environmental
               Law in connection with the modification, change, transfer, lease or shut-down by the Purchaser of any activities, equipment, property or portion thereof subsequent to the Closing Date except to the extent such actions would have been required prior to the Closing Date by Current
               Environmental Laws in the absence of such modification, change, transfer, leasing or shut-down; or

                    (E)  any Cleanup or measure to remove or
               otherwise abate asbestos and asbestos-containing materials from the building structures or interiors of any Acquired Facility and any equipment or fixtures thereon.

               (iii) As used in Section 7.8(a)(ii) hereof, the term "Current Environmental Laws" shall mean Environmental Laws in effect at the time any Cleanup or other measures are being taken by the party responsible for any Environmental Liability pursuant to the terms hereof, but in no event more stringent, onerous or cumbersome than Environmental Laws in effect at any time prior to the third anniversary of the Closing Date.

                (b) Indemnity Basket. Notwithstanding anything to the contrary contained in this Article VII, (i) the Seller shall only be obligated to indemnify the Purchaser Indemnified Parties under
     Section 7.2 (c)(i), (ii) and (iii) to the extent that the aggregate amount of all Losses thereunder exceeds $1,750,000, and (ii) the Purchaser shall only be obligated to indemnify the Seller Indemnified Parties under Section 7.3(c) to the extent that the aggregate amount of all Losses thereunder exceeds $1,750,000.

                (c) Limit of Liability. Notwithstanding anything contained in this Article VII to the contrary, the Seller shall have no indemnification obligation under Section 7.2(c) to the extent such Losses (after giving effect to the application of Section 7.8(b)) exceed $100,000,000 in the aggregate (the "Indemnification Cap").

           Section 7.9   Survival of Representations and Warranties.
     All representations and warranties of the parties contained in this Agreement, the Seller Documents or the Purchaser Documents, each and every one of which representations and warranties is strictly relied upon by the parties to whom they are made, shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation made or to be made by or on behalf of any party hereto, for a period ending on the date that is 18 months after the Closing

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
     Date (the "Indemnification Period"), except for the representations and warranties of the Seller provided for in Sections 3.1(b) and 3.7(a) (which shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation made or to be made by or on behalf of any party hereto); in Section 3.13 (which shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation made or to be made by or on behalf of any party hereto, for the relevant statutes of limitations including any extension or waiver thereof regarding the filing of Tax Returns and the payment of Taxes); and in Section 3.19 (which shall survive the Closing hereunder for a period of three (3) years). Except as set forth in this Section 7.9, after the end of the Indemnification Period, the Seller's obligation to the Purchaser Indemnified Parties, on the one hand, and the Purchaser's obligations to the Seller Indemnified Parties, on the other hand, under this Article VII with respect to such representations and warranties shall expire except with respect to a matter set forth in a Claim Notice theretofore delivered to an Indemnitee; provided, that the expiration of indemnification obligations pursuant to this
     Section 7.9 shall in no way constitute an assumption by the Purchaser or any of its successors or related Indemnitees of any liabilities of the Seller other than Assumed Liabilities or a waiver by the Purchaser or any of its successors of any other legal remedies they may have to seek from the Seller or its successor for reimbursement or contribution for amounts paid or payable in respect of Retained Liabilities. It is further agreed that the Purchaser's rights to indemnification set forth in Sections 7.2(a), 7.2(b) and 7.2(c)(iv) and the Seller's rights to indemnification set forth in Sections 7.3(a) and 7.3(b) shall remain in full force and effect indefinitely.

           Section 7.10  Environmental Cleanup Claims Handling.

               (a) Notwithstanding the provisions of Section 7.5 hereof, all Environmental Cleanup Claims (as defined in subsection
     (b) below) will be handled in the manner specified in this Section
     7.10.

               (b)  As used in this Section 7.10, the term
     "Environmental Cleanup Claims" shall mean claims by a Purchaser Indemnified Party in connection with a Cleanup at an Acquired
     Facility:

               (i)  related to a Retained Liability specified in
          Section 1.3(b)(iii)(A) hereof; or

               (ii) for which Seller is the Indemnitor pursuant to Section 7.2(c) hereof due to a breach or alleged breach of Section 3.19 hereof.

          Environmental Cleanup Claims shall not include claims related to (x) Off-

     Site Environmental Liabilities, (y) Environmental Liabilities not Related to the Aerospace Business or the Acquired Facilities or (z) Environmental Liabilities which do not involve a Cleanup at the Acquired Facilities, all of which shall be handled in the manner specified in
     Section 7.5.

               (c) Except as provided in subsection (d) below, with respect to each Environmental Cleanup Claim, Seller retains the right initially to elect to manage the Environmental Cleanup Claim or to leave the Environmental Cleanup Claim to Purchaser for management. Management of any Environmental Cleanup Claim may thereafter be shifted between the parties by mutual agreement.

               (d) Purchaser shall manage any Environmental Cleanup Claim:

               (i) to the extent that any Cleanup may in the reasonable judgment of Purchaser interfere with the business operations of Purchaser; or

               (ii) to the extent (but only to the extent) the Cleanup requires immediate emergency action or prompt action to protect human health or the environment.

               (e) As soon as practicable, but in any event within thirty (30) days of the later of (i) Purchaser providing notice in reasonable detail to Seller of a new Environmental Cleanup Claim which may call for indemnification by Seller; and (ii) Purchaser providing to Seller information and documents reasonably available to Purchaser which may assist Seller in understanding the basis for the Environmental Cleanup Claim, Seller shall either tentatively accept or reject the matter as falling within the scope of its indemnification obligation and shall state whether or not it will manage the Environmental Cleanup Claim. Any rejection shall state the grounds for the rejection in detail fairly sufficient to permit Purchaser to respond. Should Seller reject a matter, Purchaser, after providing to Seller any additional documents or information which may then be available to Purchaser, may from time to time thereafter, based on new information, request in writing that Seller reconsider whether it will accept responsibility for an Environmental Cleanup Claim it previously rejected. Seller shall reconsider the matter in good faith, based on all information known to Seller at that time, and shall make a new determination as soon as practicable, but in any event within thirty (30) days, again stating the grounds for any rejection in accordance with the foregoing.

               (f) As between third-parties (including private parties and governmental agencies), Seller and Purchaser, Purchaser shall remain responsible to all third-parties despite Seller managing the Environmental Cleanup Claims. For Environmental Cleanup Claims managed by Seller, Purchaser shall, at Seller's direction, attend meetings, sign pleadings, and otherwise cooperate in the management of the Environmental Cleanup Claim. With respect to all Environmental Cleanup Claims, Purchaser shall designate a competent and experienced person to serve as the contact person available to the third-parties, unless otherwise directed by Seller.

               (g) The party "managing" an Environmental Cleanup Claim shall (i) designate a competent, experienced person to coordinate with the monitoring party and select outside counsel and other consultants; (ii) defend any litigation, administrative or other proceeding involved in the Environmental Cleanup Claim; (iii) make tactical and strategic decisions in the course of the Environmental Cleanup Claim; (iv) pay all bills and invoices, subject to indemnification where applicable; (v) conduct all negotiations, discussions, correspondence or other communications with claimants, governmental bodies or other third-parties; (vi) consult with the monitoring party as appropriate and in all respects accord to the monitoring party all rights to which it is entitled under this Agreement; (vii) provide to the monitoring party upon reasonable request all information and documents known or reasonably available to the managing party relating to the Environmental Cleanup Claim; and (viii) keep the party monitoring the Environmental Cleanup Claim apprised on an ongoing basis of the status and future prospects of the Environmental Cleanup Claim.

               (h) The party not managing a particular Environmental Cleanup Claim shall "monitor" that matter, and the party monitoring a matter shall designate an experienced, competent person to coordinate with the managing party. If the party monitoring the Environmental Cleanup Claim is the indemnifying party, then it shall automatically receive (i) copies of all correspondence between the managing party and the claimant; (ii) all nonprivileged communications between the managing party and all of its consultants or advisors, including lawyers; (iii) all pleadings, filings, submissions or other written communications between any and all parties in any judicial or administrative matter; and (iv) upon the request of the monitoring/indemnifying party, all other relevant, non-privileged documents or information. The monitoring party shall provide to the managing party all relevant information and documents known or reasonably available to it relating to the Environmental Cleanup Claim, generally within twenty (20) days of request. The parties shall use their best efforts to resolve any disputes concerning the withholding of documents or information under a claim of privilege, and may jointly retain counsel to resolve any potential privilege issues.

          (i) With respect to matters for which Purchaser is the managing party, at its discretion, Purchaser shall have the right, from time to time, to obtain Seller's approval or rejection of proposed settlements of Environmental Cleanup Claims, and other significant decisions (e.g., retention of a particular consultant, the scope of a remediation for an environmental clean-up). Unless otherwise agreed, such a request for approval shall be in writing, and shall set forth the relevant information and considerations (including a copy of any recommendations of handling legal counsel, if any), and the course of action proposed by Purchaser, in detail sufficient to allow Seller a fair opportunity to make its judgment. If Purchaser desires to obtain Seller's approval or rejection, Purchaser shall do so at the earliest reasonably possible opportunity. If Purchaser properly and timely submits a request for approval or rejection, Seller shall, at the earliest reasonably possible opportunity, send Purchaser a written response approving or rejecting the proposal, in whole or in part, and any rejection shall state the grounds for rejection in sufficient detail to permit Purchaser a fair chance to respond. When Seller's approval is obtained for a particular Environmental Cleanup Claim, then Seller shall be barred from later taking a position in that matter, as against Purchaser, inconsistent with the scope of its approval.
     Purchaser agrees and acknowledges that this section is not intended to allow Purchaser to avoid any contentions (e.g., failure to mitigate) that relate to action or inaction by the Purchaser, or any subsequent neglect or default by Purchaser in managing an Environmental Cleanup Claim.

               (j) With respect to Environmental Cleanup Claims for which Seller is the managing party, Purchaser shall (a) promptly relay to Seller's designated representative all non-privileged communications received concerning the Environmental Cleanup Claim;
     (b) promptly respond, to the extent reasonably possible, to Seller's reasonable requests for information, documents known or reasonably available to Purchaser, and reasonable requests for access to personnel (including meetings and testimony for litigation) or facilities, and other assistance as required in the responsible management of the Environmental Cleanup Claim. Purchaser shall not be required to provide access to personnel or facilities where to do so would subject Purchaser to unreasonable interference with the conduct of the operations of Purchaser beyond the interference that would occur if Purchaser were responsible for the management or defense of the matter. Purchaser shall provide reasonable assistance to Seller in identifying, contacting and seeking assistance from third parties.

               (k) In Environmental Cleanup Claims for which Purchaser is the managing party, Seller shall make all reimbursement or indemnification payments within thirty (30) days of receipt of the request and reasonable supporting documentation, such as (but not necessarily in each instance) underlying invoices, contracts, purchase orders, or correspondence. Seller shall have the right to request additional documentation, which Purchaser shall attempt in good faith to provide, to the extent reasonably available, within an additional thirty (30) days and, in such cases, Seller shall have an additional thirty (30) days to make its payment; provided, however, that if Seller has requested further information as to

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
     only a subset of the items in a request for reimbursement, Seller shall pay the remainder within the first thirty (30) days.



                           ARTICLE VIII

                            CONDITIONS

           Section 8.1 Conditions to Each Party's Obligation to Close. The respective obligations of the parties to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                (a) Stockholder Approval. This Agreement and the transactions contemplated herein shall have been approved and adopted by the affirmative vote of a majority of the votes that the holders of the outstanding shares of capital stock of the Parent are entitled to cast.

                (b) HSR and German Cartel Approval. Any applicable waiting period under the HSR Act and German Cartel regulations shall have expired or been terminated.

                (c) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, shall have been filed, occurred or been obtained.

                (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

                (e) No Action. No action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority shall be pending or threatened against the Seller or the Purchaser or any of their Subsidiaries challenging the validity or legality of the transactions contemplated by this Agreement, other than actions, suits or proceedings which, in the reasonable opinion of counsel to the parties hereto, are unlikely to result in an adverse judgment.

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
                (f) Closing Under German and Japanese Stock Purchase Agreements. Simultaneously with the Closing hereunder, the closings shall have occurred under the German Stock Purchase Agreement and the and Japanese Stock Purchase Agreements.

           Section 8.2 Conditions of Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by the Purchaser:

                (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Seller set forth in this Agreement (without taking into account any qualifications as to materiality contained in such representations and warranties, it being understood, however, that for the purposes of this clause (i), the accuracy of any representation or warranty which speaks as of the date of this Agreement or another date prior to the Closing Date shall be determined solely as of the date of this Agreement or such other date and not as of the Closing Date) does not and will not have a material adverse effect on the Aerospace Business, and (ii) the representations and warranties of the Seller contained in Sections 3.1, 3.2, 3.3, 3.5(a), 3.7, 3.9 and 3.13 shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Purchaser shall have received a certificate signed on behalf of the Seller by the chief executive officer or the chief financial officer of the Seller to such effect.

                (b) Performance of Obligations of the Seller. The Seller and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Purchaser shall have received a certificate signed on behalf of the Seller by the chief executive officer or the chief financial officer of the Seller to such effect.

                (c) Required Assurances. The Seller shall have provided to the Purchaser satisfactory assurances that the non-governmental customers identified in Attachment A to Section 3.17 of the Seller Disclosure Schedule will consent to the assignment of their Contracts with the Seller to the Purchaser.

                (d) Seller Documents. The Seller shall have executed and delivered to the Purchaser the Seller Documents.

           Section 8.3   Conditions of Obligations of the Seller.
     The obligation of the Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless waived by the Seller:

                (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Purchaser set forth in this Agreement (without taking into account any qualifications as to materiality contained in such representations and warranties, it being understood, however, that for the purposes of this clause (i), the accuracy of any representation or warranty which speaks as of the date of this Agreement or another date prior to the Closing Date shall be determined solely as of the date of this Agreement or such other date and not as of the Closing Date) does not and will not have a material adverse effect on the Purchaser, and (ii) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Seller shall have received a certificate signed on behalf of Purchaser by the chief executive officer or the chief financial officer of the Purchaser to such effect.

                (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Purchaser by the chief executive officer or the chief operating officer of the Purchaser to such effect.

                (c) Purchaser Documents. The Purchaser shall have executed and delivered to the Seller the Purchaser Documents.

           Section 8.4 If Conditions Not Satisfied. In the event that any of the foregoing conditions of obligations of a party shall fail to have been satisfied, such party may elect, in its sole discretion, to consummate the transactions contemplated by this Agreement despite such failure, in which event such party shall be deemed to have waived any claim for damages, Losses or other relief arising from or in connection with such failure.

                            ARTICLE IX

                    TERMINATION AND AMENDMENT

           Section 9.1   Termination.  This Agreement may be
     terminated at any time prior to the Closing Date as follows:

               (a)  by mutual consent of the Purchaser and the Seller;

               (b) by either the Purchaser or the Seller if the Closing shall not have occurred before May 31, 1996 (unless the failure to so consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

               (c) by the Purchaser if there has been a breach on the part of the Seller in the representations, warranties or covenants of the Seller set forth herein, or any failure on the part of the Seller to comply with its obligations hereunder, such that, in any such case, any of the conditions to the Closing set forth in Section
     8.1 or 8.2 hereof could not be satisfied on or prior to May 31, 1996;

               (d) by the Seller if there has been a breach on the part of the Purchaser in the representations, warranties or covenants of the Purchaser set forth herein, or any failure on the part of the Purchaser to comply with its obligations hereunder, such that, in any such case, any of the conditions to the closing set forth in Section 8.1 or 8.3 hereof could not be satisfied on or prior to May 31, 1996;

               (e) by either the Seller or the Purchaser, if this Agreement and the transactions contemplated herein shall fail to receive the requisite vote for approval and adoption by the stockholders of the Parent at the Stockholders' Meeting; or

               (f) by the Purchaser, if (i) the Board of Directors of the Parent shall withdraw, modify or change the Recommendation in a manner adverse to the Purchaser or shall have resolved to do any of the foregoing; or (ii) a tender offer or exchange offer for shares of capital stock of the Parent, which would result in the beneficial ownership by any person or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 50% of the outstanding shares of any class of capital stock of the Parent, is commenced, and the Board of Directors of the Parent recommends that the stockholders of the Parent tender their shares in such tender or exchange offer.

           Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Seller or the Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Seller or their affiliates or respective officers or directors, other than the provisions of Section 6.7 and
     Section 9.3; provided, however, that any such termination shall not relieve any party from liability for any breach of this Agreement.

           Section 9.3 Termination Fee. The Seller agrees that it will pay to the Purchaser a termination fee in an amount equal to $6,000,000, plus reimburse up to $1,500,000 of the Purchaser's actual, out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, if (a) this Agreement is terminated pursuant to Section 9.1(f), such payment to be made within two business days following such termination, or (b) this Agreement is terminated pursuant to Section 9.1(e) and, within eighteen months following such termination, the Seller or the Parent shall have consummated a Competing Transaction, such payment to be made within two business days following such consummation.


                            ARTICLE X

                          MISCELLANEOUS

           Section 10.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time by an instrument in writing signed on behalf of each of the parties hereto.

           Section 10.2 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by the respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

           Section 10.3  Notices.  All notices and other
     communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy (which is confirmed) or on the date received if mailed by registered or certified mail (return receipt requested) to the parties at the following

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
     addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to the Purchaser, to

                    Parker Hannifin Corporation
                    17325 Euclid Avenue
                    Cleveland, Ohio 44112
                    Attn:  Michael J.  Hiemstra,
                           Vice President, Finance - Administration
                    Telecopy:  (216) 481-4057

                    with a copy to

                    Parker Hannifin Corporation
                    17325 Euclid Avenue
                    Cleveland, Ohio 44112
                    Attn:  Joseph D.  Whiteman, Esq.
                           Vice President, General Counsel and Secretary
                    Telecopy:  (216) 481-4057

               (b)  if to the Seller or the Parent, to

                    Power Control Technologies Inc.
                    c/o MacAndrews & Forbes Holdings Inc.
                    35 East 62nd Street
                    New York, New York 10021
                    Attn:  Barry F. Schwartz
                    Telecopy:  (212) 572-5184

                    with a copy to

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York 10022
                    Attn:  Randall H. Doud
                    Telecopy:  (212) 735-2000

           Section 10.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The Table of Contents, Glossary of Defined Terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 15, 1996.

           Section 10.5  Counterparts.  This Agreement may be
     executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

           Section 10.6  Entire Agreement; No Third Party
     Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) is not intended to confer upon any person other than the parties hereto and thereto (and pursuant to Article VII, Purchaser Indemnified Parties and Seller Indemnified Parties) any rights or remedies hereunder or thereunder.

           Section 10.7  Governing Law.  This Agreement shall be
     governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles.

           Section 10.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

           Section 10.9 Broker's Fees. Each of the Seller and the Purchaser (a) represents and warrants that it has not taken and will not take any action that would cause the other party to have any obligation or liability to any person for a finder's or broker's fee, and (b) agrees to indemnify the other party for breach of the foregoing representation and warranty, whether or not the Closing occurs.

           Section 10.10 Publicity. Except as otherwise required by law or the rules of the New York Stock Exchange, for so long as this Agreement is in effect, neither the Seller nor the Purchaser shall, nor shall they permit any of their Subsidiaries or affiliates to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

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
           Section 10.11  Bulk Sales Law.  The parties agree that
     notifications shall not be filed with respect to the purchase and sale contemplated hereby under the bulk transfer provisions of applicable laws.

           Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; providing, that the Purchaser may assign its rights, but not its obligations, to one or more of its direct or indirect wholly-owned Subsidiaries. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

           Section 10.13 Parent Obligation. The Parent agrees that it will cause the Seller to perform the Seller's various covenants and other agreements hereunder.

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
          IN WITNESS WHEREOF, the Purchaser, the Parent and the Seller have caused this Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              POWER CONTROL TECHNOLOGIES INC.


                              By:  __________Albert D. Indelicato______
                                     Name:   Albert D. Indelicato
                                     Title:  Chief Executive Officer

                              (Federal Tax I.D. No. 02-04234116)


                              PNEUMO ABEX CORPORATION


                              By:  __________Albert D. Indelicato______
                                     Name:   Albert D. Indelicato
                                     Title:  Chief Executive Officer

                              (Federal Tax I.D. No. 06-1238996)


                              PARKER HANNIFIN CORPORATION


                              By:  __________Duane E. Collins__________
                                     Name:   Duane E. Collins
                                     Title:  President and Chief
                                             Executive Officer

                              (Federal Tax I.D. No. 34-045-1060)

                             EXHIBITS
      (Exhibits have been omitted from the EDGAR filing)
Exhibit A . . . . . . . . . . . German Stock Purchase Agreement
Exhibit B . . . . . . . . . . . Japanese Stock Purchase Agreement
Exhibit 2.1(b)(i)(A). . . . . . Deeds
Exhibit 2.1(b)(i)(C). . . . . . Bill of Sale
Exhibit 2.1(b)(i)(D). . . . . . Lease Assignment

            SECTION 2.3 of Seller Disclosure Schedule

          Attached hereto is the Seller Balance Sheet. The Seller Balance Sheet was prepared by making the following adjustments to the Parent's balance sheet as of September 30, 1995 included in the Parent SEC Documents:

               (i)  All Retained Assets and Retained Liabilities
     (including any related reserves) were eliminated.

               (ii) The short-term and long-term reserves relating to the DCAA claim and the claims identified in Section 1.3(b)(xii) of the Asset Purchase Agreement (which aggregated $28,805,252 at September 30, 1995) were eliminated.

               (iii) The short-term and long-term FAS 106 liability (which aggregated $43,913,000 at September 30, 1995) was eliminated and replaced with $24,668,000.

               (iv) The asset relating to the overfunding in the Pneumo Abex Retirement Income Plan (which aggregated $19,601,772 at September 30, 1995) was eliminated and replaced with $14,088,000.

               (v)  Inventories net of reserves (which aggregated
     $58,154,000 at September 30, 1995) was eliminated and replaced with $56,754,000 and the other long-term liabilities were reduced by $1,400,000.

          The Closing Balance Sheet will be prepared by making the following adjustments to the Parent's balance sheet prepared as of the close of business on the Closing Date in accordance with United States generally accepted accounting principles on a basis consistent with Seller Balance Sheet:

               (i) All Retained Assets and Retained Liabilities (including any related reserves) shall be eliminated.

               (ii) The short-term and long-term FAS 106 liability shall be determined in accordance with Section 6.6(b)(iii) of the Asset Purchase Agreement.

               (iii) The asset related to the overfunding in the Aerospace Retirement Income Plan shall be determined in accordance with Section 6.6(b)(i) of the Asset Purchase Agreement.

               (iv) Inventories shall be determined by beginning with $56,754,000 (which is stated net of reserves and progress billings), adjusted as follows:

                    Plus or minus the book physical inventory adjustment for the physical inventory taken at the end of November, 1995.

                    Plus purchases of material between October 1, 1995 and the Closing.

                    Plus direct labor and inventoriable overhead chargeable to open work-in-process inventory work orders incurred between October 1, 1995 and the Closing.

                    Minus costs of sales for all shipments between October 1, 1995 and the Closing.

                    Minus all charges for scrap work in process and all other scrapped inventory items or items to be scrapped between October 1, 1995 and the Closing.

                    Minus all inventories consumed by other than cost of sales such as bid and proposal, research and development, product development maintenance, warranty, rework, etc. between October 1, 1995 and the Closing.

                    Plus or minus any change in progress billings.

               (vi) Net Fixed Assets shall be determined by (A) increasing $58,038,000 by the amount of any additions to fixed assets from September 30, 1995 through the Closing Date, and (B) subtracting the book value of any fixed assets disposed of from September 30, 1995 through the Closing Date, (C) freezing the fixed asset reserve for lost assets reflected on the Seller Balance Sheet and (D) subtracting depreciation expense.

                                  AMENDMENT


          AMENDMENT, dated as of March 15, 1996 (this Amendment") to the Master Asset Purchase Agreement, dated as of January 15, 1996 (the "Asset Purchase Agreement"), in both cases by and among Power Control Technologies Inc., a Delaware corporation (the "Parent"), Pneumo Abex Corporation, a Delaware corporation (the "Seller"), and Parker-Hannifin Corporation, an Ohio corporation (the "Purchaser").

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

                         ARTICLE II

          1.   The first sentence of Section 2.1(a) of the Asset
      Purchase Agreement is hereby amended and restated as follows:

               "The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, commencing promptly following completion of the Stockholders' Meeting (as defined in Section 6.4) or, if not all of the conditions set forth in
      Article VIII shall then have been satisfied or waived, such later date and time as agreed by the parties once such conditions are satisfied or waived (the "Closing Date"); provided, however, that, if the Closing would otherwise occur later than the 20th day in PCT's business month, the Closing will be deferred until the last business day during such month; and provided, further, the parties may, by agreement in writing, change the Closing Date or place of the Closing to another date or place."

          2.   The first sentence of Section 2.2(a) of the Asset
      Purchase Agreement is hereby amended and restated as follows:

               "The purchaser shall pay or cause to be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller (or other means acceptable to the Seller) an amount equal to $193,000,000, adjusted as follows: (i) (A) in the event that the Net
      Worth, as indicated on a balance sheet of the Aerospace
      Business as of the end of the most recent business month for which such information is available, and prepared on a basis consistent with the Seller Balance Sheet (the "Most Recent
      Net Worth'), exceeds $75,117,000 (the "Base Net Worth"), the purchase price shall be increased by the amount of such excess, or (B) in the event that the Most Recent Net Worth is less than the Base Net Worth, the purchase price shall be reduced by the amount of such shortfall; and (ii) the adjusted purchase price determined pursuant to clause (i) shall be increased by an interest factor calculated based on the thirty-day AA composite commercial paper rate (as last published by the Federal Reserve prior to the Closing Date) during the period beginning with but not including the last business day of the business month most recently completed preceding the month in which the closing Date occurs through and including the Closing Date."

          3.   The first sentence of Section 2.3(a) of the Asset
      Purchase Agreement is hereby amended and restated as follows:

               "Within 30 days following the Closing Date, the Seller shall provide to the purchaser an unaudited combined balance sheet of the Aerospace Business as of the Closing Date, if the Closing Date shall occur on the last business day of the Company's business month, or otherwise as of the last day of the business month most recently completed preceding the month in which the Closing Date occurs, but without giving effect to the Closing, prepared on the basis set forth on Section 2.3 of the Seller Disclosure Schedule and otherwise in accordance with United States generally accepted accounting principles and on a basis consistent with the Seller Balance Sheet (the "Closing Balance Sheet")."

          4.   The third sentence of Section 2.3(c) of the Asset
      Purchase Agreement is hereby amended and restated as follows:

               "Such transfers shall be made to the account designated in writing for such purpose within two business days after delivery of the Final Balance Sheet by wire transfer in immediately available funds of the amount of such differences as determined pursuant to the preceding sentences, together with interest thereon from but not including the last day of the business month of the Seller most recently completed preceding the month in which the Closing Date occurs through and including the date of payment calculated based on the thirty-day AA composite commercial paper rate (as last published by the Federal Reserve prior to the Closing Date)."

          5. Other than as modified pursuant to this Amendment, all provisions at the Asset Purchase Agreement remain unmodified and in full force and effect.

          6. This Amendment shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles.

          IN WITNESS WHEREOF, the Purchaser, the Parent and the
      Seller have caused this Amendment to be signed by their respective officers thereunto duly authorized as at the date first written above.

                   POWER CONTROL TECHNOLOGIES INC.


                                   By:    Albert D. Indelicato
                                   Name:  Albert D. Indelicato
                                   Title: Chief Executive Officer


                       PNEUMO ABEX CORPORATION


                                   By:    Albert D. Indelicato
                                   Name:  Albert D. Indelicato
                                   Title: Chief Executive Officer


                    PARKER-HANNIFIN CORPORATION


                                   By:    Michael J. Hiemstra
                                   Name:  Michael J. Hiemstra
                                   Title: Vice President and
                                          Chief Financial Officer

                           CLOSING AGREEMENT


          CLOSING AGREEMENT, dated as of April 15, 1996 (this "Closing Agreement"), by and among Power Control Technologies Inc., a Delaware corporation (the "Parent"), Pneumo Abex Corporation, a Delaware corporation (the "Seller"), and Parker-Hannifin Corporation, an Ohio corporation (the "Purchaser").

          WHEREAS, the parties have determined to enter into this Closing Agreement in order to resolve certain interpretative issues that have arisen under the Master Asset Purchase Agreement, dated as of January 15, 1996 and as amended as of March 15, 1996 (the "Asset Purchase Agreement"), by and among the parties to this Closing Agreement and to clarify the payment mechanics with respect to certain payments to be made by the Purchaser to employees of the Seller (capitalized terms used herein without definition having the meanings ascribed to them in the Asset Purchase Agreement).

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

     1. The parties agree that the cash purchase price to be paid today pursuant to Section 2.2(a) of the Asset Purchase Agreement (including the interest factor of $453,170 as provided for in the Asset Purchase Agreement) is $201,119,170 and has been determined thereunder using the Most Recent Net Worth as calculated by reference to the balance sheet of the Aerospace Business as of March 31, 1996 attached hereto (the "Latest Balance Sheet"), by substituting $21,756,000 for $24,668,000 in the second sentence of Section 6.6(b)(iii) and the first clause (iii) of
     Section 2.3 of the Seller Disclosure Schedule and by recalculating the amounts shown on the Seller Balance Sheet giving effect to such substitution. The parties further agree that the Closing Balance Sheet will reflect the same aggregate FAS 106 liability of $22,374,000 shown on the Latest Balance Sheet and that there will be no payment required to be made by the Seller to the Purchaser pursuant to Section 2.3(c) of the Asset Purchase Agreement unless the required payment is in excess of $3,000,000, and only then to the extent of such excess.

     2. The Purchaser agrees to (a) make the 1996 incentive compensation payments to the individuals and in the amounts set forth in the schedules attached to the Memorandum dated April 11, 1996 from A.D. Indelicato to J. Eric Hanson, a copy of which was previously provided to the Purchaser, and (b) make the stock option cash-out payments to the individuals and in the amounts set forth in the schedule to the Memorandum dated April 12, 1996 from A.D. Indelicato to J. Eric Hanson, a copy of which was previously provided to the Purchaser, in each case such payments to be made on or prior to April 30, 1996.

     3. Other than as modified pursuant to this Closing Agreement, all provisions of the Asset Purchase Agreement, as previously amended, remain unmodified and in full force and effect.

     4. This Closing Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles.


          IN WITNESS WHEREOF, the Purchaser, the Parent and the Seller have caused this Closing Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              POWER CONTROL TECHNOLOGIES INC.


                              By:    Albert D. Indelicato
                              Name:  Albert D. Indelicato
                              Title: Chief Executive Officer


                              PNEUMO ABEX CORPORATION


                              By:    Albert D. Indelicato
                              Name:  Albert D. Indelicato
                              Title: Chief Executive Officer


                             PARKER-HANNIFIN CORPORATION


                              By:    Michael J. Hiemstra
                              Name:  Michael J. Hiemstra
                              Title: Vice President and Chief
                                     Financial Officer

                                       2